Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 4, 2008

BY AND AMONG

HEALTHPORT TECHNOLOGIES, LLC,

CHARTONE ACQUISITION CORP.,

AND

CHARTONE, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
11.12	Exhibits	72
11.13	Entire Agreement	72
11.14	Further Assurances	72
11.15	Plan of Merger	72
11.16	Counterparts	73
11.17	Time of Essence	73

-iv-

Exhibits:

Exhibit A	-	Financing Commitment Letters
Exhibit B	-	Mutual Transition Services Agreement
Exhibit C	-	Transition Intellectual Property Cross License Agreement
Exhibit D	-	eWebHealth Non-Compete and Non-Solicitation Agreement
Exhibit E	-	eWebHealth License Agreement
Exhibit F	-	eWebHealth Assignment Agreement
Exhibit 2.2	-	Certificate of Merger
Exhibit 2.6.1	-	Calculation of Merger Consideration
Exhibit 7.1.1 (a)	-	Amendment to Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 4, 2008, by and among HealthPort Technologies, LLC, a Georgia limited liability company (the “Parent”), ChartOne Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”), and ChartOne Inc., a Delaware corporation (“ChartOne”).

RECITALS

WHEREAS, the Parent and ChartOne desire to effect a business combination by means of the merger of Merger Sub with and into ChartOne;

WHEREAS, the boards of directors of each of the parties hereto (i) have determined that it is in the best interests of each corporation and its respective stockholders that, subject to the terms and conditions set forth below, Merger Sub merge with and into ChartOne (the “Merger”), with ChartOne being the surviving corporation and a wholly-owned subsidiary of the Parent (the “Surviving Corporation”), (ii) have approved and adopted this Agreement, and (iii) have approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of ChartOne has determined to recommend that the stockholders of the ChartOne approve this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and approve the Merger as soon as reasonably practicable after the execution of this Agreement;

WHEREAS, subject to the conditions set forth below, prior to the Effective Time, as defined below, Merger Sub and ChartOne will complete and execute the Certificate of Merger to effectuate the Merger;

WHEREAS, prior to the Effective Time, ChartOne will effectuate the eWebHealth Distribution (as defined herein);

WHEREAS, ChartOne, after giving effect to the eWebHealth Distribution, is sometimes referred to herein as the “Company”; and

WHEREAS, the Parent, Merger Sub, and ChartOne desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“2007 Financial Statements” means the audited financial statements of ChartOne for the year ended December 31, 2007.

“Accountants” is defined in Section 3.4.2(a).

“Additional Financial Statements” is defined in Section 7.3.4(c)

“Adjusted Working Capital” means, as of the Adjustment Time, the current assets of the Company and its Subsidiaries (exclusive of all eWebHealth Assets, Cash and deferred Tax assets) less the current liabilities of the Company and its Subsidiaries (exclusive of all eWebHealth Liabilities, deferred Tax liabilities, payables to Affiliates or shareholders of ChartOne, Indebtedness and Transaction Expenses to the extent paid or intended to be paid on the Closing Date pursuant to Section 3.1.2(d)) determined in accordance with Section 3.4.3.

“Adjustment Escrow Amount” means $300,000.

“Adjustment Escrow Fund” means the cash deposited with the Escrow Agent pursuant to this Agreement in an amount equal to the Adjustment Escrow Amount, and all interest and other income thereon.

“Adjustment Time” means 11:59 p.m. on the day immediately preceding the Closing Date.

“Affiliate” is defined in Rule 12b-2 under the Exchange Act.

“Agreement” means, as set forth in the preamble, this Agreement and Plan of Merger, dated as of August 4, 2008 by and among the parties hereto.

“Amendment to Certificate of Incorporation” is defined in Section 7.1.1.

“Authorization” means any consent, approval or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority or other person or entity.

“Authorized Representatives” means, with respect to each of ChartOne and the Parent, the officers, counsel, accountants and other authorized representatives of each such party.

“Balance Sheet Date” means March 31, 2008.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other written or unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other benefit or compensation plan, agreement, Contract, policy, trust fund or arrangement.

“Break Up Fee” is defined in Section 9.2.2.

“Business Day” means any day, other than a Saturday or Sunday, or any other day on which banks are legally permitted to be closed in Boston, Massachusetts.

“Cash” means, with respect to any Person as of any time, all such Person’s cash on hand and cash equivalents that are immediately convertible into cash as of such time, in each case determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” means each stock certificate representing ownership of Common Stock, Series I Preferred or Series II Preferred, as the case may be.

“Certificate of Incorporation” means the Certificate of Incorporation of ChartOne.

“Certificate of merger” means the certificate of merger, attached to this Agreement as Exhibit 2.2.

“ChartOne Disclosure Schedule” is defined in the first paragraph of Article 4.

“ChartOne’s Knowledge” means the Knowledge, after reasonable inquiry, of Brian Cahill, George Abatjoglou, Suzanne Piche and Joseph Fournier.

“ChartOne Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of ChartOne and ChartOne’s Subsidiaries (excluding eWebHealthCo), taken as a whole, except that “ChartOne Material Adverse Effect” shall not include any effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same or similar industries of ChartOne and its Subsidiaries (excluding eWebHealthCo) including, without limitation, (I) changes in Laws generally applicable to such businesses or industries or (II) changes in GAAP or its application, (iv) any failure by ChartOne to meet any, or change by ChartOne of, internal or published projections, forecasts of revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that the facts, circumstances or changes underlying such failure shall be taken into account in determining whether a ChartOne Material Adverse Effect has occurred) or (v) any loss by ChartOne of customers or employees subsequent to any announcement of the proposed Merger that is not caused by the negligence or misconduct of ChartOne. Notwithstanding the foregoing, changes described in clauses (ii) and (iii) shall be included in “ChartOne Material Adverse Effect” if such change or changes affect ChartOne or its Subsidiaries (excluding eWebHealthCo) in a disproportionate manner relative to the other national providers in the industry in which ChartOne operates.

“ChartOne Option” means each option to purchase shares of Common Stock issued and outstanding immediately prior to the Effective Time.

“ChartOne Plan” is defined in Section 4.10.1.

“ChartOne Required Consents” means those consents and notices set forth in Section 4.4.4 of the ChartOne Disclosure Schedule.

“ChartOne Share(s)” means each share of ChartOne Stock issued and outstanding immediately prior to the Effective Time.

“ChartOne Software” is defined in Section 4.13.5.

“ChartOne Stock” means the Preferred Stock and Common Stock of ChartOne.

“ChartOne Stock Plan” means the 2001 Stock Option/Stock Issuance Plan, as amended, of ChartOne.

“ChartOne Warrants” means each warrant to purchase shares of Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Chosen Courts” is defined in Section 11.7.

“Claim Notice” is defined in Section 10.5.1.

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Time, after elimination of all eWebHealth Assets and eWebHealth Liabilities, prepared in accordance with Section 3.4.3.

“Closing Cash” means the Cash of the Company and its Subsidiaries determined as of the Adjustment Time.

“Closing Date” is defined in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Adjustment Time determined in accordance with GAAP as if the full amount thereof were to be discharged on the Closing Date.

“Closing Payment” is defined in Section 3.1.2.

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder, as in effect from time to time.

“Common Stock” means the common stock of ChartOne, par value $.001 per share.

“Company” is defined in the Recitals.

“ChartOne Systems” is defined in Section 4.13.4.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between ChartOne and the CT Technologies Holdings, LLC dated April 28, 2008.

“Continuing Employee Severance Obligations” means any severance or other payment obligations payable to any Continuing Employee by ChartOne or its Subsidiaries as a result of the termination of such Continuing Employee’s employment with ChartOne and its Subsidiaries, but not exceeding Eight Hundred Seventy-Five Thousand Dollars ($875,000). Continuing Employees who are eligible for Continuing Employee Severance Obligations are listed on Schedule 7.4.2 of the ChartOne Disclosure Schedule.

“Continuing Employees” is defined in Section 7.4.3.

“Contract” means any oral or written contract, open order, lease or other agreement to which ChartOne or its Subsidiaries is a party or by which ChartOne or its Subsidiaries is otherwise bound on the date hereof, including without limitation, all distributor, sales representative and dealer agreements, purchase and supply contracts (including customer and supplier contracts), leases for Property, Real Property Leases, maintenance contracts, license, assignment and royalty agreements, government contracts, partnering agreements, agreements for the incurrence of Indebtedness by any Person, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, or similar arrangements, covenants not to compete, contracts relating to any business acquisition completed on or after December 31, 2004, collective bargaining agreements, applicable side letters or other agreements with any labor organization and any agreements or documents that are incorporated by reference therein, settlements, conciliations, or similar agreements pursuant to which, after the execution date of this Agreement, ChartOne or its Subsidiaries will be required to pay consideration in excess of $100,000 or to satisfy monitoring or reporting obligations to any Governmental Authority outside the ordinary course of business, contracts with any Governmental Authority, confidentiality or indemnification agreements by or for the benefit of ChartOne or its Subsidiaries or by which ChartOne or its Subsidiaries is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing; provided, that Contract shall not include Employee Contracts and Minor Contracts.

“Corporate Records” means, with respect to any party, the certificate of incorporation (including all amendments thereto), bylaws (including all amendments thereto), minutes, unanimous written consents, resolutions and other documents customarily contained in a corporate minute book, stock records, stock transfer ledger, option plans and records and cancelled certificates.

“Covenant Termination Date” is defined in Article 10.

“Damage” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage, deficiency, Liability, Tax, diminution in value of the ROI Division, cost, expense, fine, penalty, judgment, award or settlement, whether or not involving a third party claim, including reasonable legal fees, interest, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Debt Financing” means the debt financing contemplated by the Debt Financing Commitments.

“Debt Financing Commitments” is defined in Section 5.4.

“Debt Financing Source Failure” is defined in Section 9.2.4.

“Debt Financing Source Failure Termination” is defined in Section 9.2.2.

“December 31, 2007 Balance Sheet” is defined in Section 4.5.1.

“Deductible” is defined in Section 10.4.3.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Disbursing Bank” is defined in Section 3.1.1.

“Director and Officer Indemnified Parties” is defined in Section 7.6.1.

“Disbursement Agreement” is defined in Section 3.1.1.

“Disbursement Fund” is defined in Section 3.1.2(a).

“Disputed Item” is defined in Section 3.4.2(a).

“Dissenting Shares” is defined in Section 3.3.

“Effective Rate” means the rate per annum equal to the Prime Rate as quoted by Citibank, N.A.

“Effective Time” is defined in Section 2.2.

“Effective Time Certificate of Incorporation” is defined in Section 2.6.

“Employee Contract” means any written agreement (exclusive of any such contract which is terminable within thirty (30) days without Liability to ChartOne or its Subsidiaries)

directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, forms of paid or unpaid leave, retirement benefits, deferred compensation, profit-sharing, stock options, or other forms of incentive compensation or post-retirement compensation or benefits, employment guarantee, or relating to confidentiality, noncompetition or the like entered into between ChartOne or its Subsidiaries and any one or more of its employees, independent contractors or consultants.

“End Date” is defined in Section 9.1.2.

“Environmental Laws” is defined in Section 4.16.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” and “Escrow Agreement” are defined in Section 3.1.1.

“Escrow Amount” means the sum of the Adjustment Escrow Amount, the Indemnity Escrow Fund and the Stockholder Representative Expense Amount.

“Escrow Fund” means the Adjustment Escrow Fund, the Indemnity Escrow Fund and the Stockholder Representative Expense Fund.

“Estimated Merger Consideration” is defined in Section 3.4.

“eWebHealth” means the eWebHealth division of the ChartOne.

“eWebHealthCo” means eWebHealth, Inc. a Delaware corporation, as successor in interest to the eWebHealth Business (as defined in the eWebHealth Assignment Agreement) pursuant to the eWebHealth Assignment Agreement.

“eWebHealth Assignment Agreement” is defined in Section 8.2.5.

“eWebHealth Assets” means all assets of ChartOne and its Subsidiaries used primarily in the conduct of the business of eWebHealth (other than the eWebRelease Software).

“eWebHealth Liabilities” means all Liabilities arising from or related to the eWebHealth Assets or eWebHealth.

“eWebHealth License Agreement” is defined in Section 7.12.3.

“eWebHealth Non-Compete and Non-Solicitation Agreement” is defined in Section 7.12.2.

“eWebHealth Distribution” shall mean the distribution to the Stockholders described in Section 8.2.6.

“eWebRelease Software” means the eWebRelease software and eWebRelease software products developed by ChartOne, as more specifically described in the eWebRelease License Agreement, including, without limitation, source and object code, user interfaces, algorithms, design techniques, processes, and technical materials contained in or embodied by such software, any enhancement, improvement, modification, update, upgrade or new release thereof or thereto (including features and functions thereto) (collectively, the “Releases”) and all information and all Intangible Property rights contained therein or embodied thereby as such eWebRelease software and software Releases or products exist on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended together with all rules and regulations promulgated thereunder, as in effect from time to time.

“Extended Coverage” is defined in Section 7.6.2.

“Extended Reporting Period” is defined in Section 7.6.2.

“Final Merger Consideration” is defined in Section 3.4.2(c).

“Financial Statements” is defined in Section 4.5.1.

“Financing Commitment Letters” is defined in Section 5.4.

“Financing Source Failure Termination” is defined in Section 9.2.2.

“Funded Debt” means Indebtedness of ChartOne and its Subsidiaries of the type described in clause (i) of the definition thereof (together with all related Indebtedness of the types described in clauses (iii) and (iv) thereof).

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, or political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, of the United States or any other foreign or multinational government.

“Health Information Laws” is defined in Section 4.13.6.

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976 or any successor law, and rules and regulations issued pursuant thereto or any successor law.

“Indebtedness” of any Person means, without duplication, (i) principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds and bankers’ acceptances, whether or not matured, and capital lease obligations), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) interest, premium, prepayment penalties, other penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (iii); provided, however, that Indebtedness shall not include trade accounts payable and other accrued current liabilities arising in the ordinary course of business (including periodic technology licensing fees) (but only to the extent such items are reflected in Adjusted Working Capital and on the Closing Balance Sheet), but shall include the current portion of the items described in the foregoing clauses (i) through (iv).

“Indemnifiable Damages” is defined in Section 10.4.1.

“Indemnitee” is defined in Section 10.5.1.

“Indernnitor” is defined in Section 10.5.1.

“Indemnitor’s Representative” is defined in Section 10.5.1.

“Indemnity Escrow Amount” means $8,312,500.

“Indemnity Escrow Fund” means cash deposited with the Escrow Agent pursuant to this Agreement in an amount equal to the Indemnity Escrow Amount, and all interest and other income thereon.

“Insurance” is defined in Section 4.18.

“Insurance Period” is defined in Section 7.6.2.

“Intangible Property” is defined in Section 4.13.1.

“Interim Financial Statements” is defined in Section 4.5.1.

“Knowledge” means an individual’s actual knowledge after reasonable inquiry.

“Law” means any applicable federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, common law, rule, regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or Order of any kind or nature whatsoever, including the Delaware Law, Privacy Laws and Health Information Laws.

“Leased Real Property” is defined in Section 4.15.

“Letter of Transmittal” is defined in Section 3.1.3.

“Liability” means any debt, obligation or liability of any nature, kind, character or description whatsoever whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, or otherwise.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, lease, exercise rights, option, security interest, judgment or claim of any kind or nature whatsoever.

“Merger” means, as set forth in the recitals, the transaction described in this Agreement and the Certificate of Merger.

“Merger Consideration” means the Purchase Price plus (a) the amount of the Closing Cash, less (b) the amount of Closing Indebtedness, plus (c) the amount (if any) by which Adjusted Working Capital exceeds Target Working Capital, less (d) the amount (if any) by which Adjusted Working Capital is less than Target Working Capital and less (e) the aggregate amount of Transaction Expenses to the extent not specifically included in the determination of Adjusted Working Capital.

“Merger Sub” means, as set forth in the preamble, ChartOne Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent.

“Minor Contract” means (other than the leases of Leased Real Property in Burlington, MA, Piano/Irving, TX and Las Vegas, NV) any contract or agreement of ChartOne and its Subsidiaries with a supplier which, in the aggregate for all related contracts and/or agreements with any one person or entity, results in the incurrence of annual expenditures by ChartOne and its Subsidiaries of less than $100,000, or any agreement relating to office equipment, production support equipment, maintenance, security or utilities.

“Multiemployer Plan” is defined in Section 4.10.3.

“Objection Notice” is defined in Section 3.4.2(a).

“Order” means any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

“Parent” means HealthPort Technologies, LLC, a Georgia limited liability company.

“Parent Disclosure Schedule” is defined in the first paragraph of Article 5.

“Parent Indemnifiable Damages” is defined in Section 10.3.

“Parent Material Adverse Effect” means a material adverse effect on or change in the business, assets, Liabilities, financial condition or results of operations of the Parent and Merger Sub, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) or (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Parent and its Subsidiaries, including, without limitation, (A) changes in laws generally applicable to such businesses or industries or (B) changes in GAAP or its application.

“Parent Required Consents” is defined in Section 5.2.3.

“Payoff Letter” is defined in Section 8.2.14.

“Percentage Escrow Amount” means, with respect to any holder of ChartOne Shares, an amount equal to the Escrow Amount multiplied by the Pro Rata Escrow Percentage of such holder.

“Permits” means all permits, licenses, franchises, consents, variances, exemptions, Authorizations and the like issued by Governmental Authorities to or for the benefit of the ChartOne and its Subsidiaries or the Parent and its Subsidiaries (as the case may be).

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by ChartOne and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens not yet due arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over leased real property which are not violated by the current use and operation of the Leased Real Property or the operation of the business of ChartOne and its Subsidiaries and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of ChartOne and its Subsidiaries.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Privacy Laws” is defined in Section 4.13.6.

“Plan of Merger” is defined in Section 11.15.

“Predecessor” means any Person that may be a predecessor entity or entities to ChartOne or any Subsidiary by any legal means, including, without limitation, (i) pursuant to any law, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Preferred Stock” means shares of Series I Preferred and Series II Preferred of ChartOne.

“Preferred Stockholder” means a holder of Series I Preferred or Series II Preferred.

“Proceeding” means any claim, suit, action, arbitration, mediation, complaint, arbitration, audit, litigation, investigation or other legal proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before or that could come before any Governmental Authority or arbitrator(s) or mediator(s).

“Pro Rata Escrow Percentage” means the percentage set forth on Section 4.2 of the ChartOne Disclosure Schedule for each holder of capital stock of ChartOne.

“Pro Rata Payment Percentage” means the percentage set forth on the Schedule to be provided pursuant to Section 2.6 hereof for each holder of Series I Preferred and Series II Preferred.

“Property” is defined in Section 4.12.

“Purchase Price” means Ninety-Five Million Dollars ($95,000,000) in cash.

“Qualified Plan” is defined in Section 4.10.3.

“Real Property Leases” is defined in Section 4.15.

“Registered Intangible Property” is defined in Section 4.13.1.

“Related Agreements” means the Escrow Agreement and the Disbursement Agreement.

“Related Party” means (i) any Stockholder of any of its Affiliates, and (ii) any officer, director, partner, executor or trustee (or similar capacity) of ChartOne or the Subsidiaries or of any Person identified in clauses (i) preceding.

“ROI Division” means the assets, liabilities and operations of ChartOne, excluding eWebHealth, the eWebHealth Assets and the eWebHealth Liabilities, but specifically including, without limitation, all right, title and interest in, to or under the eWebRelease Software which after the Closing will be licensed to eWebHealthCo by the Company under the eWebHealth License Agreement.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder, as in effect from time to time.

“Security Rights” with respect to any security of ChartOne or any Subsidiary, means any option, warrant, subscription right, preemptive right, right to convert or exchange, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.

“Security Right” includes convertible or exchangeable debt or equity securities and any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer’s governing documents or by Contract.

“Series I Preferred” means the Series I Convertible Preferred Stock of ChartOne, par value $.01 per share.

“Series II Preferred” means the Series II Convertible Preferred Stock of ChartOne, par value $.01 per share.

“Stockholder Indemnifiable Damages” is defined in Section 10.2.

“Stockholder Representative” is defined in Section 7.11.1.

“Stockholder Representative Expense Amount” means $200,000.

“Stockholder Representative Expense Fund” means cash deposited with the Escrow Agent pursuant to this Agreement in an amount equal to the Stockholder Representative Expense Amount, and all interest and other income thereon.

“Stockholders” mean the holders of ChartOne Shares.

“Subsidiary” means as to any Person, other than a natural person, (a) any other Person at least fifty percent (50%) of whose equity or voting interests are owned, directly or indirectly, by such first Person, and (b) any other Person the financial results of which are required in accordance with GAAP to be consolidated for financial reporting purposes with the results of the first person.

“Surrender Instructions” is defined in Section 3.1.3(a).

“Surviving Corporation” means the Company, immediately following the Merger.

“Target Working Capital” means $500,000.

“Tax” means any income, capital, excise, franchise, sales, use, transfer, payroll, personal property, real property, occupancy, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition of tax, interest or penalty thereon of any Governmental Authority.

“Tax Return” means any type of return or report required to be filed with any Governmental Authority with respect to any Tax and any return or informational report required to be filed under the Internal Revenue Code including, but not limited to, IRS forms 941, 1099, 1120S and 5500 and any amendment of or schedules to any of the foregoing.

“Termination Date” is defined in Article 10.

“Transaction Bonus” means any bonus or similar payment payable to a ChartOne employee (including any Transferred Employee and any Continuing Employee) as a result of or in connection with the closing of the transactions contemplated under this Agreement, including any additional amounts required to be paid to any Governmental Authority as a result of the payment of such bonus or payment; provided that “Transaction Bonus” shall not include any severance obligations required to be paid to Continuing Employees if they are terminated by the Surviving Corporation or its Subsidiaries after the Closing Date. Employees who are eligible for a Transaction Bonus are listed on Schedule 7.4.2 of the ChartOne Disclosure Schedule.

“Transaction Expenses” means all expenses incurred by or on behalf of the Stockholders or ChartOne in connection with the transactions contemplated by this Agreement (whether or not invoiced on or prior to the Closing Date) to the extent not paid on or prior to the Closing Date, including, without limitation, the Extended Coverage, sales Taxes, Transfer Taxes and stamp duties, Transaction Bonuses, any amount payable upon termination of a contract identified in Section 7.8.1 of the ChartOne Disclosure Schedule, and the fees and expenses of investment bankers, brokers, financial advisors, legal counsel and accountants; provided that “Transaction Expenses” shall exclude (i) the Continuing Employee Severance Obligations and (ii) HSR Act filing fees.

“Transferred Employee” is defined in Section 7.4.4.

“Transition Intellectual Property Cross License Agreement” is defined in Section 7.12.1.

“Transition Benefit Period” is defined in Section 7.4.3.

“Mutual Transition Services Agreement” is defined in Section 7.12.1.

“Unaudited ROI Financial Statements” is defined in Section 4.5.1.

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

“Written Consent” is defined in Section 7.1.1.

ARTICLE 2

THE MERGER; EFFECTIVE TIME; CLOSING; TERMS

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into ChartOne, the separate corporate existence of Merger Sub shall cease, and ChartOne shall continue as the Surviving Corporation of the Merger and a wholly-owned subsidiary of Parent.

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit 2.2 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by ChartOne and the Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article 8. Subject to the provisions of this Agreement, including Section 9.1, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York, 10022 (i) after satisfaction (or waiver) of the Closing conditions (other than those conditions which by their nature occur at Closing) set forth in Article 8 and (ii) on a date specified by the Parent upon no fewer than three (3) Business Days written notice to the Stockholders’ Representative, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of ChartOne and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of ChartOne and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

2.4.1 Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation.

2.4.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

2.5 Directors and Officers. The directors of Merger Sub shall be the directors of the Surviving Corporation as of the Effective Time and shall be the initial directors of the Surviving Corporation. The officers of Merger Sub as of the Effective Time will be the initial officers of the Surviving Corporation and such officers shall hold such offices, until their respective successors are duly elected and qualified.

2.6 Effect on Capital Stock. As a condition precedent to the Merger, ChartOne shall have amended its Certificate of Incorporation by the Amendment to Certificate of Incorporation attached hereto as Exhibit 7.1.1(a) (the Certificate of Incorporation, as so amended, the “Effective Time Certificate of Incorporation”). Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, ChartOne or holders of any shares of capital stock of ChartOne, ChartOne Shares (other than Dissenting Shares and ChartOne Shares to be cancelled in accordance with Section 2.6.5) shall be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration (without interest), allocated in accordance with the Effective Time Certificate of Incorporation, as provided in Exhibit 2.6.1, Sections 2.6.1, 2.6.2 and 2.6.3. Prior to Closing, ChartOne shall deliver to Parent a schedule setting forth each Stockholder’s final allocation of the Merger Consideration (without interest) and Pro Rata Payment Percentage as contemplated by Exhibit 2.6.1 and Sections 2.6.1, 2.6.2 and 2.6.3 based on the accreted values of the Series II Preferred Stock as of the Closing Date.

2.6.1 Series I Preferred: Subject to the escrow requirements set forth in Section 3.1.1, each share of the Series I Preferred issued and outstanding as of the Effective Time (other than Dissenting Shares) will be converted into the right to receive the amount of Merger Consideration (without interest) calculated, taking into account the relative preference rights of each Series of Preferred Stock as set forth on Exhibit 2.6.1, upon surrender of the Certificate representing such share of Series I Preferred or the delivery of an affidavit as described in Section 3.1.3(h).

2.6.2 Series II Preferred: Each share of the Series II Preferred issued and outstanding as of the Effective Time (other than Dissenting Shares) will be converted into the right to receive the amount of the Merger Consideration (without interest) calculated, taking into account the relative preference rights of each Series of Preferred Stock as set forth on Exhibit 2.6.1, upon surrender of the Certificate representing such share of Series II Preferred or the delivery of an affidavit as described in Section 3.1.3(h).

2.6.3 ChartOne Common Stock: Each share of ChartOne Common Stock issued and outstanding as of the Effective Time will be shall be cancelled and extinguished in exchange for no consideration.

2.6.4 Changes to Exhibit 2.6.1 Allocation. Exhibit 2.6.1 also contains calculations on how the Closing Merger Consideration allocated on Exhibit 2.6.1 will be adjusted to reflect the Estimated Merger Consideration calculated pursuant to Section 3.4.1 and the Final Merger Consideration calculated pursuant to Section 3.4.2 and will include a calculation of the Percentage Escrow Amount for each Stockholder.

2.6.5 Cancellation of ChartOne Owned and Parent-Owned Stock. Each share of the capital stock of ChartOne held by ChartOne or owned by Merger Sub or the Parent immediately prior to the Effective Time shall be cancelled and extinguished for no consideration.

2.6.6 Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of the same number of shares of common stock of the Surviving Corporation.

2.6.7 Security Rights. At the Effective Time, all ChartOne Warrants and other Security Rights to which ChartOne is a party or with respect to which ChartOne is or would be obligated, other than ChartOne Options (which are addressed in Section 2.7 below), shall terminate and be of no further force and effect, for no consideration and without any Liability to ChartOne, the Parent, Merger Sub or the Surviving Corporation.

2.6.8 No Transfers. After the Effective Time, no certificates or uncertificated interests formerly representing or shares of the capital stock of ChartOne or any Security Rights with respect thereto shall be transferred to any person for any reason.

2.6.9 Dividends. All dividends or other distributions declared on or with respect to capital stock of ChartOne and not paid on or prior to the Closing Date (other than portions of the allocation of Merger Consideration which are attributable to the accrued but unpaid dividends with respect to the Preferred Stock, as described in Exhibit 2.6.1) shall be deemed to have been cancelled at the Effective Time.

2.7 ChartOne Options. Immediately prior to the Effective Time, all ChartOne Options then outstanding shall be cancelled with no liability to ChartOne, Merger Sub or Parent. All options to purchase shares of ChartOne capital stock, other than ChartOne Options, that are issued and outstanding immediately prior to the Effective Time shall terminate at the Effective Time in exchange for no consideration.

ARTICLE 3

ESCROW; PAYMENT OF MERGER CONSIDERATION AND OTHER AMOUNTS; POST

CLOSING ADJUSTMENTS

3.1 Escrow; Payment of Estimated Merger Consideration and Other Amounts.

3.1.1 Escrow; Disbursement. At the Closing, the Parent, ChartOne, and the Stockholder Representative shall enter into an escrow agreement (the “Escrow Agreement”) with BNY Mellon, National Association (the “Escrow Agent”) in a form that is satisfactory to Parent and ChartOne, pursuant to which the Escrow Agent shall hold and disburse the Escrow Amount. The Escrow Fund shall be disbursed only in accordance with the terms of this Agreement and the Escrow Agreement and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Person. Notwithstanding anything in this Agreement to the contrary, the amount of Estimated Merger Consideration payable at the Effective Time to each holder of Series I Preferred shall be reduced by such holder’s Percentage Escrow Amount. At the Closing, the Parent, ChartOne, and the Stockholder Representative shall also enter into a disbursement agreement (the “Disbursement Agreement”) with a bank or trust company reasonably acceptable to ChartOne and the Parent, which bank or trust company may be the same entity serving as the Escrow Agent (the “Disbursing Bank”). The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the approval of the Escrow Agreement and the Disbursement Agreement and all of the arrangements relating thereto.

3.1.2 Closing Payment. At the Closing, after receipt of notice that the Certificate of Merger has been accepted for filing by the office of the Secretary of State of the State of Delaware, the Parent shall pay, by wire transfer of immediately available funds (the “Closing Payment”):

(a) to the Disbursing Bank, an amount equal to the Estimated Merger Consideration less the Escrow Amount (the “Disbursement Fund”);

(b) to each Person who has delivered a Payoff Letter pursuant to Section 8.2.14 with respect to Funded Debt, an amount sufficient to extinguish such Funded Debt in accordance with such Payoff Letter;

(c) to each relevant Person, the amount of any Transaction Expenses required to be paid to such Person (less applicable withholdings in the case of any Transaction Bonuses); and

(d) to the Escrow Agent, the Adjustment Escrow Amount to be held by the Escrow Agent to satisfy any amounts payable pursuant to Section 3.4.2, the Stockholder Representative Expense Amount to be held by the Escrow Agent to pay the expenses of the Stockholder Representative and the Indemnity Escrow Amount to satisfy any amounts payable pursuant to Article 10.

3.1.3 Exchange Procedures.

(a) ChartOne shall prepare (i) a letter of transmittal (which shall be in such form and have such provisions as the Parent may agree) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (the “Surrender Instructions”). Promptly following the approval of the Merger by the Stockholders pursuant to Section 7.1.1, ChartOne shall mail to each Person holding ChartOne Shares as of the date of such stockholder approval the Letter of Transmittal and Surrender Instructions. Subject to the following sentence, ChartOne shall collect and hold pending Closing all Certificates, completed and validly executed Letters of Transmittal and other and documents delivered to ChartOne in accordance with the Surrender Instructions prior to Closing and shall deliver such Certificates, Letters of Transmittal and documents to the Disbursing Bank on the Closing Date at or after the Effective Time, and at such time each former holder of such Certificates shall be entitled to receive the portion of the Merger Consideration (without interest) to which such holder is entitled pursuant to Section 2.6 in respect of ChartOne Shares represented by such Certificates (subject to adjustment and the escrow requirements of Section 3.1.1 and payable at such times as provided in this Article 3), and the Certificates so surrendered shall forthwith be cancelled. All Certificates, Letters of Transmittal and documents delivered to ChartOne but which are not delivered in compliance with the Letter of Transmittal and Surrender Instructions or which are not otherwise delivered to the Disbursement Bank at Closing for any reason shall be returned to the holder for resubmission to ChartOne (if resubmission in accordance with the Surrender Instructions can be accomplished) or for submission to the Disbursing Bank in accordance with Section 3.1.3(b). In the event of termination of this Agreement, ChartOne promptly shall return any Certificates to the holder. ChartOne is performing the acts described in this Section 3.1.3 as a convenience for the Stockholders and neither ChartOne, the Surviving Corporation, Parent, nor Merger Sub shall have any liability whatsoever for any act or omission taken by ChartOne in the performance of its obligations under this Section 3.1.3.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursement Bank to mail to each Person holding ChartOne Shares as of the Effective Time and whose Certificates have not been surrendered to Disbursement Bank and cancelled at Closing in accordance with Section 3.1.3(a), (i) the Letter of Transmittal and (ii) the Surrender Instructions. Upon surrender of Certificates for cancellation to the Disbursing Bank or to such other agent or agents as may be appointed by the Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the Surrender Instructions and such other documents as may reasonably be required by the Disbursing Bank, the holder of such Certificates shall be entitled to receive the portion of the Merger Consideration (without interest) to which such holder is entitled pursuant to Section 2.6 in respect of ChartOne Shares represented by such Certificates (subject to adjustment and the escrow requirements of Section 3.1.1 payable at such times as provided in this Article 3), and the Certificates so surrendered shall forthwith be cancelled. Subject to Section 3.3, until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the portion of the Merger Consideration (subject to adjustment and the escrow requirements of Section 3.1.1 and payable at such times as provided in this Article 3) attributable to such Certificates (without interest).

(c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment have paid to the Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of the Parent or any agent designated by it that such Tax has been paid or is not payable.

(d) Each of the Parent, ChartOne, the Escrow Agent, the Disbursing Bank and the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ChartOne Shares (or to any Continuing Employee who is the recipient of a Transaction Bonus or Continuing Employee Severance Obligation) such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law or under any other applicable law or regulation. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid and such amounts shall be timely paid to the appropriate governmental authority.

(e) The Disbursement Agent shall invest any cash held in the Disbursement Fund as directed by Parent and the Stockholder Representative in accordance with the investment standards contained in the Disbursement Agreement. Any interest or other earnings on the investment of cash held in the Disbursement Fund shall be for the account of the Surviving Corporation. Any portion of the Disbursement Fund that has not been distributed within 90 days after the Closing Date shall be delivered to the Surviving Corporation. Any time amounts remaining in the Escrow Fund are to be released to the Stockholders, the portion of the remaining Escrow Amount that corresponds to the portion of the Disbursement Fund that was delivered to the Surviving Corporation pursuant to the preceding sentence shall also be delivered to the Surviving Corporation. Thereafter, any holders of ChartOne Shares entitled to receive a portion of the Merger Consideration hereunder (subject to adjustment and payable at such times as provided in this Article 3) shall look only to the Surviving Corporation for payment of any such portion of the Merger Consideration (without interest) pursuant to Section 2.6, subject to adjustment and the escrow requirements of Section 3.1.1 and payable at such times as provided in this Article 3.

(f) None of ChartOne, the Escrow Agent, the Disbursing Bank, the Parent, the Surviving Corporation, the Stockholder Representative or any other person shall be liable to a holder of ChartOne Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Disbursement Fund and the Escrow Fund returned to the Surviving Corporation and remaining unclaimed by holders of ChartOne Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g) From and after the Effective Time, all ChartOne Shares shall cease to be outstanding and, subject to Section 3.3, shall thereafter only represent the right to receive the Merger Consideration (subject to adjustment and the escrow requirements of Section 3.1.1 and payable at such times as provided in this Article 3). From and after the Effective Time, the Surviving Corporation shall not register any further transfers of ChartOne Shares on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Disbursing Bank shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (subject to adjustment and the escrow requirements of Section 3.1.1 and payable at such times as provided in this Article 3) to be paid in respect of ChartOne Shares represented by such Certificate, as contemplated by this Article 3.

3.1.4 Manner of Payment. Except as otherwise provided by ChartOne’s instructions to the Disbursing Bank or the Escrow Agent or the procedures of the Disbursing Bank or the Escrow Agent, payments in respect of ChartOne Shares shall be made by checks payable to the holders of such ChartOne Shares unless the aggregate amount payable to a particular individual exceeds $50,000, in which event payment shall be made by wire transfer of immediately available funds upon receipt by the Disbursing Bank or the Escrow Agent, as the case may be, of written payment instructions from the relevant holder.

3.2 Investment of and Interest on Escrow Fund. The Escrow Agent shall invest any cash included in the Escrow Fund as directed by the Parent and the Stockholder Representative in accordance with the investment standards in the Escrow Agreement. Interest earned on such funds shall be allocated to ChartOne for tax purposes. The Escrow Agent shall make quarterly tax distributions to ChartOne of 40% of the taxable interest earned on the Escrow Amount, and shall retain the remainder of such interest to be added to the Stockholder Representative Expense Amount after applying a portion thereof to reimburse fees and expenses of the Escrow Agent.

The Adjustment Escrow Amount shall be held by the Escrow Agent and applied as follows: (a) first, for the payment or reimbursement of the fees and expenses of the Escrow Agent (solely to the extent the interest on the Escrow Fund is insufficient to pay such fees and expenses); (b) second, to reduce or satisfy any amounts owing to the Parent pursuant to Section 3.4.2; and (c) third, to the Stockholders in accordance with their allocable share of the Escrow Fund, as shown on Exhibit 2.6.1. The Indemnity Escrow Amount shall be held by the Escrow Agent and applied as follows: (a) first, for the payment or reimbursement of the fees and expenses of the Escrow Agent (solely to the extent the interest on the Escrow Fund is insufficient to pay such fees and expenses); (b) second, to reduce or satisfy any amounts owing to the Parent, the Surviving Corporation or any of their Affiliates pursuant to Article 10; and (c) third, after the resolution of any claims of Parent under Article 10, to the Stockholders in accordance with their respective Pro Rata Escrow Percentages. The Stockholder Representative Expense Amount shall be held by the Escrow Agent and applied as follows: (a) first, for the payment or reimbursement of the expenses of the Stockholder Representative and/or the Stockholders incurred in connection with this Agreement; and (b) second, for the payment of any indemnification claims made by the Stockholder Representative against the Stockholder Representative Expense Amount pursuant to Section 7.11.2, and (c) third, after the resolution of any claims of Parent under Article 10 and final determination of the Final Merger Consideration, to the Stockholders in accordance with their respective Pro Rata Escrow Percentages. Notwithstanding the foregoing, the Stockholder Representative may at any time release all or any portion of the Stockholder Representative Expense Amount remaining in the Stockholder Representative Expense Fund to the Stockholders in accordance with their respective Pro Rata Escrow Percentages.

3.3 Dissenting Shares. All statutory notice requirements for appraisal rights in connection with the Merger shall be duly and timely delivered by ChartOne to the Stockholders who are entitled to such notice under Delaware Law. Notwithstanding anything in this Agreement to the contrary, shares of ChartOne Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (collectively, the “Dissenting Shares”) will not be converted into the right to receive Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. Holders of Dissenting Shares at the Effective Time shall be entitled to payment of the fair value of such shares in accordance with the provisions of Delaware Law, Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Delaware Law. If, after the Effective Time, such holder of the Dissenting Shares fails to perfect or withdraws or loses such holder’s right to appraisal, or if it is determined that such holder does not have an appraisal right, such ChartOne Shares will be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration in accordance with this Agreement.

3.4 Calculation of Estimated Merger Consideration; Post-Closing Adjustment.

3.4.1 Calculation of Estimated Merger Consideration and Other Amounts. Not less than three (3) Business Days before the Closing Date, ChartOne shall provide to Parent a statement (the “Estimated Closing Statement”), signed by the Chief Financial Officer of ChartOne and reasonably acceptable to Parent, which sets forth ChartOne’s estimates of Closing Cash, Closing Indebtedness, Adjusted Working Capital, and Transaction Expenses and, based on such estimates, a calculation of the estimated amount of the Merger Consideration (the “Estimated Merger Consideration”). The Estimated Closing Statement will include an estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement, the Estimated Closing Balance Sheet and all amounts calculated or estimated therein shall be calculated in accordance with Section 3.4.3. The Closing Payment and all amounts to be paid pursuant to Sections 3.1.2(a) through 3.1.2(c) shall be based on the amounts estimated pursuant to this Section 3.4.1 (it being agreed that the amounts payable pursuant to Section 3.1.2(b) shall be as set forth in the Payoff Letters).

3.4.2 Post-Closing Date Adjustments. After the Closing, the Estimated Merger Consideration shall be confirmed and adjusted based on actual (and not estimated) account data and financial information as of the Adjustment Time as follows:

(a) Within ninety (90) days after the Closing Date, the Parent will prepare and deliver to the Stockholder Representative the Closing Balance Sheet together with a statement (the “Closing Statement”) that includes a computation of the Final Merger Consideration based on the Parent’s calculation of Closing Cash, Closing Indebtedness, Adjusted Working Capital, and Transaction Expenses based on actual account data as of the Adjustment Time. The Closing Statement shall also indicate the difference between the Estimated Merger Consideration and the Final Merger Consideration. The Closing Balance Sheet, the Closing Statement and the computations contained therein shall be prepared in accordance with Section 3.4.3. The Stockholder Representative shall have thirty (30) days following its receipt of the Closing Statement to review the same, and to facilitate such review the Parent will make available to such Stockholder Representative and its auditors all records and work papers used in preparing the Closing Statement that are reasonably requested by the Stockholder Representative. If the Stockholder Representative disagrees with the computation of any amount as reflected on the Closing Statement, the Stockholder Representative may, prior to the end of such 30-day period, deliver a written notice (an “Objection Notice”) to the Parent setting forth a detailed itemization of the Stockholder Representative’s objections to such amount or amounts in question (each, a “Disputed Item”). If the Stockholder Representative does not timely deliver an Objection Notice to Parent, the Stockholder Representative shall be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further review or appeal.

(b) If the Stockholder Representative timely delivers an Objection Notice, then the Parent and the Stockholder Representative will use reasonable efforts to resolve any disagreements as to the Disputed Items, but if they do not obtain a final resolution with respect to all Disputed Items within thirty (30) days after the Parent has received the Objection Notice, any unresolved Disputed Items will be submitted to an independent accounting firm of national standing mutually agreed upon by the Parent and the Stockholder Representative (the “Accountants”) for review and resolution (it being agreed that the Accountants shall act as an expert and not as an arbitrator). The Parent and the Stockholder Representative will direct the Accountants to render a determination within fifteen (15) days of said retention and the Parent, the Stockholder Representative and their respective Authorized Representatives will cooperate with the Accountants during its engagement. The Accountants will consider only those Disputed Items which the Parent and the Stockholder Representative are unable to resolve, and such Disputed Items shall be determined in accordance with this Agreement within the range of dispute between the Closing Statement and the Objection Notice with respect to each such items. The determination of the Accountants will be conclusive and binding upon the Parent and the Stockholder Representative absent manifest error and shall not be subject to further review or appeal. The costs and expenses of the Accountants shall be allocated to the Parent and the Escrow Amount based on the percentage which the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party.

(c) The amount of the Merger Consideration set forth on the Closing Statement as accepted or deemed accepted pursuant to Section 3.4.2(a) or as determined in accordance with Section 3.4.2(b), shall constitute the “Final Merger Consideration” for purposes of Section 3.4.2(d).

(d) Within five Business Days following the determination of the Merger Consideration in accordance with this Section 3.4.2, the following payments shall be made: (i) if the Final Merger Consideration exceeds the Estimated Merger Consideration by more than $100,000, then (x) the amount by which the Final Merger Consideration exceeds the Estimated Merger Consideration shall be paid by Parent to the Disbursing Bank, together with interest thereon from the Closing Date at the Effective Rate, and such amount shall be paid by the Disbursing Bank to the Stockholders in accordance with their respective Pro Rata Escrow Percentages, and (y) the Parent and Stockholder Representative shall instruct the Escrow Agent to disburse the entire Adjustment Escrow Fund to the Disbursing Bank and such amount shall be paid by the Disbursing Bank to the Stockholders in accordance with their respective Pro Rata Escrow Percentages; (ii) if the Final Merger Consideration is less than the Estimated Merger Consideration by more than $100,000, then the amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration, together with interest thereon from the Closing Date at the Effective Rate (such amount with interest, the “Purchase Price Deficit”), shall be paid by the Escrow Agent to the Parent, first, from the Adjustment Escrow Fund, and to the extent that the Adjustment Escrow Fund is less than the amount of the Purchase Price Deficit, then from the Indemnity Escrow Fund (it being agreed that if the amount of the Adjustment Escrow Fund exceeds the Purchase Price Deficit, then the Escrow Agent, following the payment of the Purchase Price Deficit to Parent as described above, shall distribute the remainder of the Adjustment Escrow Fund to the Disbursing Bank for disbursement to the Stockholders in accordance with their respective Pro Rata Escrow Percentages); and (iii) if the Final Merger Consideration is not less than or greater than the Estimated Merger Consideration by more than $100,000, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Disbursing Bank for disbursement to the Stockholders in accordance with their respective Pro Rata Escrow Percentages.

3.4.3 Method of Calculation. The Estimated Closing Statement, the Estimated Closing Balance Sheet, the Closing Statement and the Closing Balance Sheet and all determinations and calculations contained therein shall be prepared in accordance with GAAP and, to the extent consistent therewith, using the same accounting principles, practices, procedures, policies and methods that were employed in the preparation of ChartOne December 31, 2007 Balance Sheet (without regard to materiality); provided, however, that (i) all accounting entries shall be taken into account regardless of their amount and all known errors or omissions shall be corrected and (ii) all appropriate pro forma adjustments shall be made to reflect the exclusion of all eWebHealth Assets and eWebHealth Liabilities therefrom.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ChartOne represents and warrants to the Parent and Merger Sub that the statements set forth in this Article 4 are correct and complete (together with the exceptions as set forth in the disclosure schedule provided by ChartOne to the Parent dated as of the date hereof) (the “ChartOne Disclosure Schedule”). The ChartOne Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Article 4; provided, that each section of the ChartOne Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the ChartOne Disclosure Schedule to the extent that the applicability of the information disclosed in such section is reasonably apparent on its face.

4.1 Organization and Qualification. ChartOne is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted and currently proposed to be conducted. Except as disclosed in Section 4.1 of the ChartOne Disclosure Schedule, ChartOne is duly qualified as a foreign corporation to do business in the jurisdictions disclosed in Section 4.1 of the ChartOne Disclosure Schedule, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not be material. ChartOne has delivered true, correct and complete copies of ChartOne’s charter documents and bylaws as in effect as of the date hereof to Parent.

4.2 Capitalization. As of the date hereof, the authorized capital stock of ChartOne consists exclusively of (i) 25,000,000 authorized shares of Common Stock, par value $.001 per share, of which 364,149 shares are issued and outstanding, (ii) 3,055,000 authorized shares of Series I Preferred, $.01 par value, of which 3,051,880 are issued and outstanding and

(iii) 16,148,000 shares of Series II Preferred, $.01 par value, of which 9,707,427 shares are issued and outstanding, (iv) ChartOne Warrants to purchase 66,664 shares of Common Stock for $14.16 per share, (v) ChartOne Warrants to purchase 12,500 shares of Common Stock for $1.38 per share, (vi) ChartOne Options to acquire 1,732,446 shares of Common Stock that are outstanding pursuant to ChartOne Stock Plan and (vii) 206,533 shares of Common Stock available for issuance under ChartOne Stock Plan. All issued and outstanding shares of ChartOne Shares of ChartOne are owned of record by the holders as disclosed in Section 4.2 of the ChartOne Disclosure Schedule, are duly authorized, validly issued, fully paid, non-assessable and free and clear of any Liens as to which ChartOne has been notified and have been issued and transferred free and clear of any preemptive or similar rights.

Except as set forth in the immediately preceding paragraph and in Section 4.2 of the ChartOne Disclosure Schedule and for the provisions of this Agreement, there are no (i) shares of capital stock of ChartOne authorized, issued or outstanding; (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other Security Rights (preemptive or otherwise) to acquire, directly or indirectly, any shares of capital stock of ChartOne; (iii) other than pursuant to Section 2.6.6, agreements or contractual commitments, whether written or oral, relating to the capital stock of ChartOne or obligating ChartOne to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of ChartOne or any such securities, options, warrants, calls, puts, subscriptions or other rights; (iv) Liens relating to any of the capital stock of any Subsidiary; (v) rights or contractual commitments of ChartOne that give any person or entity other than ChartOne any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of ChartOne; (vi) rights or contractual commitments of ChartOne to provide funds to or make any investment in any other person or entity; or (vii) any agreements, voting trusts, proxies or other arrangements or understandings between ChartOne and any stockholder of the Subsidiary with respect to the capital stock or voting of the capital stock of the Subsidiary.

4.3 Subsidiaries.

4.3.1 Equity Securities, etc. Section 4.3 of the ChartOne Disclosure Schedule sets forth: (i) the name of each Subsidiary of ChartOne; (ii) the number and type of outstanding equity securities of each Subsidiary of ChartOne and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary of ChartOne; and (iv) the names of the officers and directors of each Subsidiary of ChartOne. All issued and outstanding equity securities of ChartOne are owned of record by the holders as disclosed in Section 4.3 of the ChartOne Disclosure Schedule, are duly authorized, validly issued, fully paid, non-assessable and free and clear of any Liens as to which ChartOne has been notified and have been issued and transferred free and clear of any preemptive or similar rights.

4.3.2 Organization. Each Subsidiary of ChartOne is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted and currently proposed to be conducted. Each Subsidiary of ChartOne is duly qualified to do business as a foreign entity in the jurisdictions disclosed in Section 4.3 of the ChartOne Disclosure Schedule,

and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not be material. ChartOne has delivered or made available to the Parent, true, correct and complete copies of the charter, bylaws or other organizational documents of each Subsidiary of ChartOne as in effect as of the date hereof. No Subsidiary of ChartOne is in default under or in violation of any provision of its charter, bylaws or other organizational documents.

4.3.3 Interest in Other Entities. Except as disclosed in Section 4.3 of the ChartOne Disclosure Schedule, ChartOne and its Subsidiaries do not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of ChartOne.

4.3.4 Other Rights. Except as disclosed in Section 4.3 of the ChartOne Disclosure Schedule and for the provisions of this Agreement, there are no (i) shares of capital stock of any Subsidiary authorized, issued or outstanding; (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other Security Rights (preemptive or otherwise) to acquire, directly or indirectly, any shares of capital stock of any Subsidiary; (iii) agreements or contractual commitments, whether written or oral, relating to the capital stock of any Subsidiary or obligating any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary or any such securities, options, warrants, calls, puts, subscriptions or other rights; (iv) Liens relating to any of the capital stock of any Subsidiary; (v) rights or contractual commitments of any Subsidiary that give any person or entity other than the Subsidiary any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of the Subsidiary; (vi) rights or contractual commitments of any Subsidiary to provide funds to or make any investment in any other person or entity; or (vii) any agreements, voting trusts, proxies or other arrangements or understandings between any Subsidiary and any stockholder or other owner of the any Subsidiary with respect to the capital stock or voting of the capital stock of the Subsidiary.

4.4 Authority Relative to the Transaction Documents.

4.4.1 Corporate Power. ChartOne has the corporate power and authority to enter into this Agreement and the Related Agreements and, subject to approval of this Agreement by the stockholders of ChartOne as described in Section 7.1.1, to carry out its obligations hereunder and thereunder.

4.4.2 Corporate Authority. The execution and delivery of this Agreement and any Related Agreements to which ChartOne is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ChartOne, subject to approval of the stockholders of ChartOne, as described in Section 7.1.1. ChartOne’s Board of Directors approved the Amendment to Certificate of Incorporation and this Agreement and recommended both the Amendment to Certificate of Incorporation and this Agreement to the stockholders of ChartOne for approval and adoption, and except for the approval of the Merger and the adoption of the Amendment to Certificate of Incorporation and this Agreement by the affirmative vote of at least 93% of the aggregate outstanding shares of ChartOne Shares (including 90% of the outstanding Common Stock), which approval requirement will be satisfied by the execution and delivery of the consent described in Section 7.1.1 and providing notice of such consent to any stockholders of ChartOne which do not execute such consent, no other corporate proceedings on the part of ChartOne or any of its stockholders are necessary to authorize this Agreement or the Amendment to Certificate of Incorporation, the performance of ChartOne’s obligations hereunder or the consummation of the transactions contemplated hereby.

4.4.3 Enforceability. This Agreement and the Related Agreements has been or will be duly executed and delivered by ChartOne and, subject to the approval of the stockholders of ChartOne as described in Section 7.1.1, constitute valid and binding obligations of ChartOne, enforceable against ChartOne in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4.4 No Conflicting Obligations. Except as disclosed in Section 4.4.4 of the ChartOne Disclosure Schedule, the execution, delivery and performance by ChartOne of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (i) contravene or conflict with the corporate charter, bylaws or organizational documents of ChartOne or any of its Subsidiaries, (ii) contravene or conflict in any material respect with any provision of any Law binding upon or applicable to ChartOne or its Subsidiaries or the Merger, (iii) assuming the receipt of ChartOne Required Consents, constitute a default (with or without notice or lapse of time, or both) or breach under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of ChartOne or its Subsidiaries, or to a loss of any material asset of ChartOne or its Subsidiaries (other than the eWebHealth Assets), including a loss of any material benefit to which ChartOne or its Subsidiaries are entitled under any provision of any Contract, Employee Contract or Permit, (iv) result in the creation or imposition of any Lien on any material asset of ChartOne or its Subsidiaries (other than the eWebHealth Assets) or (v) other than compliance with the HSR Act, require the consent or approval of, or any notice to or filing with, any Governmental Authority.

4.4.5 ChartOne Action. The Board of Directors of ChartOne (at a meeting duly called and held or pursuant to a unanimous written consent to action) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of ChartOne and its Stockholders, (ii) adopted this Agreement in accordance with the provisions of Section 251 of the Delaware Law, and (iii) in accordance with the provisions of Section 251 of the Delaware Law, recommended the approval of this Agreement and the Merger by the Stockholders and directed that the Merger be submitted for consideration by the Stockholders.

4.5 Financial Statements.

4.5.1 Documents Provided. Attached in Section 4.5.1 of the ChartOne Disclosure Schedule are true and complete copies of the (i) consolidated audited financial statements, including the statements of operations, cash flows and balance sheets thereto, of ChartOne and its Subsidiaries for the years ended December 31, 2007 and December 31, 2006 (the “Audited Financial Statements”); (ii) consolidated unaudited financial statements including the statement of operations, balance sheet and cash flow of ChartOne for the period ended March 31, 2008 (the “Interim Financial Statements”); and (iii) (x) the unaudited consolidated financial statements of the ROI Division (eliminating eWebHealth) as of and for the years ended December 31, 2007 and December 31, 2006, including statements of operations, cash flows and balance sheets and (y) the unaudited statement of operations of the ROI Division (eliminating eWebHealth) for the period ending April 30, 2008 and the unaudited balance sheet of the ROI Division (eliminating eWebHealth) and the related statement of operations for the period ending June 30, 2008 (the “Unaudited ROI Financial Statements”). All such financial statements covered by items (i), (ii) and (iii) of this Section 4.5.1 are collectively referred to in this Agreement as the “Financial Statements” and the consolidated Balance Sheet of ChartOne and its Subsidiaries at December 31, 2007 is referred to in this Agreement as the “December 31, 2007 Balance Sheet.”

4.5.2 Fair Representation of Financial Position, Etc. The ChartOne Financial Statements are (and when delivered the Additional Financial Statements shall be) in accordance with the books and records of ChartOne and its Subsidiaries, have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, and fairly present, in all material respects, the consolidated financial position (including all assets and Liabilities), results of operations and cash flows of ChartOne and its Subsidiaries as of the dates and for the periods indicated; provided, that (i) the Interim Financial Statements are (and when delivered the Additional Financial Statements shall be) subject to normal year-end adjustments and any other adjustments described therein, none of which will be material, and the absence of footnotes and (ii) the Unaudited ROI Financial Statements do not reflect eWebHealth.

4.5.3 No Undisclosed Liabilities. ChartOne and its Subsidiaries have no material Liabilities or other obligations that would be required, in accordance with GAAP, to be set forth on ChartOne Financial Statements, other than Liabilities and obligations incurred after the Balance Sheet Date in the ordinary course of the business of ChartOne and its Subsidiaries, consistent with past practice. Section 4.5.3 of the ChartOne Disclosure Schedule separately discloses all Indebtedness of ChartOne and the Subsidiaries at December 31, 2007 and also as of the Balance Sheet Date.

4.6 Absence of Certain Changes or Events. From December 31, 2007 to the date of this Agreement, except as disclosed in the Interim Financial Statements or Section 4.6 of the ChartOne Disclosure Schedule, there has not been:

4.6.1 Change in Business. Except for the eWebHealth Distribution, any change in the business, financial condition, Liabilities or results of operations, other than changes in Laws or regulations of general applicability, that would have a ChartOne Material Adverse Effect on the financial condition or results of operations of ChartOne and ChartOne’s Subsidiaries, taken as a whole;

4.6.2 Loss. Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, properties or businesses of ChartOne and its Subsidiaries;

4.6.3 Dividends. Except for the eWebHealth Distribution and as disclosed in Section 4.6.3 of the ChartOne Disclosure Schedule, any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of ChartOne and its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of ChartOne or its Subsidiaries;

4.6.4 Compensation Arrangements. Except in the ordinary course of business and consistent with past practice or as otherwise disclosed in Section 4.6.4 of the ChartOne Disclosure Schedule, any increase or agreement to an increase in the compensation or granting of salary or bonuses payable or to become payable by ChartOne and its Subsidiaries to any officer or employee or agreement to increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement made for or such officers and employees, other than pursuant to the terms and provisions of the Employee Contracts;

4.6.5 Sale of Assets/Extraordinary Transactions. Except for the eWebHealth Distribution, (i) any sale, assignment, transfer, lease, license, loss, lapse, abandonment or other disposition or subjection to any Lien by ChartOne and its Subsidiaries of any material tangible or intangible asset, except inventory in the ordinary course of business, any material lease of real property, any material lease of equipment, except in the ordinary course of business, or any cancellation of any Indebtedness or claim except in the ordinary course of business or (ii) any contract or other enforceable obligation to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

4.6.6 Accounting Methods. Any material change in accounting or Tax reporting methods or principles or any revaluation of any of its assets (including without limitation, any change in depreciation or amortization policies or rates);

4.6.7 Contracts. Except in connection with the eWebHealth Distribution, any amendment or termination of any material Contract, except in the ordinary course of business, or any change to any Benefit Plan, any material transaction with any Related Party not disclosed on Section 4.18 of the ChartOne Disclosure Schedule;

4.6.8 Loans. Any loan or advance by ChartOne or its Subsidiaries to any person or entity or guaranty by ChartOne or its Subsidiaries of any loan;

4.6.9 Proceedings. Except as disclosed in Section 4.7 of the ChartOne Disclosure Schedule, any commencement or notice or, to ChartOne’s Knowledge, threat of commencement of any Proceeding against ChartOne or its Subsidiaries;

4.6.10 Employment Issues. Any labor or employment dispute or claim of wrongful discharge or other unlawful labor or employment practice or action;

4.6.11 Stock Issuance. Except for (i) the eWebHealth Distribution and (ii) as disclosed in Section 4.6.11 of the ChartOne Disclosure Schedule, any issuance of shares of equity securities, Common Stock (other than upon exercise of options granted to employees or directors of ChartOne in the ordinary course of business) or Preferred Stock or shares convertible into common stock or preferred stock of ChartOne or its Subsidiaries, any grant of Options to purchase Common Stock (other than options granted to employees of ChartOne in the ordinary course of business) or Preferred Stock of ChartOne or its Subsidiaries, any grant of any Warrant or other right to acquire shares of common stock or preferred stock of ChartOne or its Subsidiaries, or the grant or issuance of any other Security Right;

4.6.12 Material Adverse Effect. Any change, event or development that, alone or taken together with all other changes, events and developments, has resulted in a ChartOne Material Adverse Effect;

4.6.13 Governing Documents. Any change in the organizational documents of ChartOne or any of its Subsidiaries;

4.6.14 Indebtedness. Any incurrence of Indebtedness, other than in the ordinary course of business; or

4.6.15 Other Agreements. Any agreement, whether orally or in writing, to do any of the foregoing.

4.7 Litigation. As of the date of this Agreement, except as disclosed in Section 4.7 of the ChartOne Disclosure Schedule, there is no Proceeding pending or, to ChartOne’s Knowledge, threatened against or involving ChartOne or its Subsidiaries, nor is there any Order outstanding against ChartOne or its Subsidiaries, in each case that would have a ChartOne Material Adverse Effect. Except as disclosed in Section 4.7 of the ChartOne Disclosure Schedule, as of the date of this Agreement there is no Proceeding pending or, to ChartOne’s Knowledge, threatened against ChartOne and its Subsidiaries, nor is there any Order outstanding against ChartOne and its Subsidiaries, that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.8 Taxes. Correct and complete copies of all Tax Returns of ChartOne and its Subsidiaries since the calendar 2004 tax year requested by the Parent have been provided to the Parent.

4.8.1 Filing, Payment, Etc. Except as disclosed in Section 4.8.1 of the ChartOne Disclosure Schedule, each of ChartOne and its Subsidiaries has duly filed all material Tax Returns required to be filed with any Governmental Authority and all such Tax Returns were correct and complete in all material respects. Each of ChartOne and its Subsidiaries has paid all material Taxes, whether or not shown on any Tax Return, when due. No deficiencies have been assessed and remain unpaid with respect thereto for any such period. All Taxes which each of ChartOne and its Subsidiaries has been required to collect or withhold since the calendar 2005 tax year have been duly collected or withheld and, to the extent required when due, have been or will be paid to the proper Governmental Authority. There are no federal, state, local or foreign tax Liens upon any of the properties or assets of ChartOne and its Subsidiaries and there are no unpaid Taxes which are or could become a Lien on the properties or assets of ChartOne or its Subsidiaries, except for current Taxes not yet due and payable.

4.8.2 No Other Agreements. ChartOne and its Subsidiaries are not a party to any tax-sharing agreement or similar arrangement with any other party. There have been no waivers of statutes of limitations by ChartOne or its Subsidiaries with respect to any Governmental Authority responsible for assessing or collecting Taxes. ChartOne and its Subsidiaries have not agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for adjustments under Section 481(a) which have been fully recognized on or before the Balance Sheet Date.

4.8.3 Filings. Since January 1, 2005, no claim has been made in writing by an authority in a jurisdiction where ChartOne or any of its Subsidiaries does not file Tax Returns that ChartOne or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

4.8.4 Pending Proceedings. Except as disclosed in Section 4.8.4 of the ChartOne Disclosure Schedule, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ChartOne or any of its Subsidiaries. Neither ChartOne nor any of its Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where ChartOne or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ChartOne or any of its Subsidiaries.

4.8.5 Parachute Payment Arrangements. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law except for such arrangements and plans as have been (or prior to the Closing will be) approved by the Stockholders of ChartOne as contemplated by Section 280G of the Code.

4.8.6 No Liability for Taxes of Other Entities. Neither ChartOne nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ChartOne) or (ii) has any liability for the Taxes of any Person (other than ChartOne or any of its Subsidiaries) under Section 1.1502-6 of the U.S. Department of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor.

4.8.7 Unpaid Taxes. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Balance Sheet Date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ChartOne and its Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, neither ChartOne nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.9 Compliance with Permits, Applicable Laws and Agreements. ChartOne and its Subsidiaries hold all Permits necessary to operate the business of ChartOne and its Subsidiaries as currently conducted, except those Permits the failure of which to hold would not be material, and is in compliance in all material respects with the terms of all such Permits. The business of ChartOne and its Subsidiaries is and for the last three years has remained in compliance in all material respects with all Laws, except for such instances of noncompliance that would not have a ChartOne Material Adverse Effect, and ChartOne and its Subsidiaries are not in material default (and no event or circumstance has occurred which, with notice, lapse of time or both would constitute a material default) under any Contract, Employee Contract or Minor Contract to which it is a party, whether or not such default has been waived.

4.10 ERISA.

4.10.1 Benefit Plans. Section 4.10.1 of the ChartOne Disclosure Schedule discloses all written and unwritten Benefit Plans, whether or not funded and whether or not terminated, (i) maintained or sponsored by ChartOne or any of its Subsidiaries within the last six years, (ii) with respect to which ChartOne or any of its Subsidiaries has any material Liability or is obligated to contribute, (iii) that otherwise cover any of the current or former employees, officers, directors or contractors of ChartOne or any of its Subsidiaries or their beneficiaries, or (iv) as to which any current or former employees, officers, directors or contractors of ChartOne or any of its Subsidiaries or their beneficiaries have accrued any rights, other than a Multiemployer Plan (each, a “ChartOne Plan”).

4.10.2 Compliance. All ChartOne Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in material compliance with all applicable Laws and in material compliance with the underlying or applicable plan document, trust agreement, insurance policy or other writing. No ChartOne Plan is under audit or investigation. No completed audit of any ChartOne Plan has resulted in the imposition of any Tax, fine or penalty. There are no actions, suits, claims, hearings or proceedings (other than routine claims for benefits) pending or, to ChartOne’s Knowledge, threatened or anticipated with respect to any ChartOne Plan.

4.10.3 Qualified Plans. Section 4.10.3 of the ChartOne Disclosure Schedule separately discloses each ChartOne Plan that purports or is intended to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income Tax under Section 501(a) of the Code (a “Qualified Plan”). A determination letter (or opinion or notification letter, if applicable) has been received from the IRS that each Qualified Plan is qualified under Section 401(a) of the Code and exempt from federal income Tax under Section 501(a) of the Code. None of ChartOne, any of its Subsidiaries or, to ChartOne’s Knowledge, any fiduciary of any

Qualified Plan or agent of any of the foregoing, has done or failed to do anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust. No ChartOne Plan is or has ever been, and neither ChartOne nor any of its Subsidiaries has any Liability under or with respect to, a defined benefit plan as defined in Section 3(35) of ERISA. No ChartOne Plan is or has ever been, and except as provided in Section 4.10.3 of the ChartOne Disclosure Schedule, neither ChartOne nor any of its Subsidiaries has any Liability under or with respect to, a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(4) of ERISA (a “Multiemployer Plan”). Neither ChartOne nor any of its Subsidiaries maintains, sponsors, contributes to or has any Liability under or with respect to any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code) or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

4.10.4 Prohibited Transactions. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any ChartOne Plan exists or has occurred that could subject ChartOne or any of its Subsidiaries to any Liability or Tax under Part 5 of Subtitle B of Title I of ERISA or Section 4975 of the Code. None of ChartOne, any of its Subsidiaries or, to ChartOne’s Knowledge, any administrator or fiduciary of any ChartOne Plan or any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject ChartOne or any of its Subsidiaries to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. Except as provided in Section 4.10.4 of the ChartOne Disclosure Schedule, with the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any ChartOne Plan that is a welfare benefit plan as described in Section 3(1) of ERISA and neither ChartOne nor any of its Subsidiaries otherwise has any Liability to provide post-employment or post-termination health or life insurance or other welfare or welfare-type benefits to any Person. ChartOne and its Subsidiaries have complied in all material respects with the requirements of Section 4980B of the Code. ChartOne and its Subsidiaries have no Liability arising out of or attaching as a result of ChartOne or any of its Subsidiaries being a member of a controlled group or affiliated group or combined group of entities of which ChartOne or any of its Subsidiaries, its Affiliates or any other Person are or were a part on or prior to the Closing Date, including those Liabilities imposed by Chapter 6 of Subtitle A of the Code (Consolidated Returns), ERISA Section 4201(a) (Multiemployer Withdrawal Liability), ERISA Section 4062(a) (Single Employer Termination Liability), Code Section 412 and ERISA Section 302 (Funding Liability), Code Section 4971(e) (Funding Excise Taxes) and ERISA Section 4007 (PBGC Premiums) or any other Liabilities arising as a result of ChartOne or any of its Subsidiaries at any time being considered a single employer under Code Section 414 with any other Person.

4.10.5 Documents. With respect to each ChartOne Plan, ChartOne has provided to the Parent true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which ChartOne Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) as filed (with applicable attachments), (iii) the most recent financial statements and actuarial reports, (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the Internal Revenue Service.

4.10.6 Payments and Liabilities. With respect to each ChartOne Plan, all required or recommended premium payments, contributions, distributions, reimbursements and accruals for all periods (or partial periods) ending prior to or as of the Closing shall have been made or properly accrued. None of ChartOne Plans has any material unfunded liabilities.

4.10.7 Termination Benefits. Except as disclosed on Section 4.10.7 of the ChartOne Disclosure Schedule and approved by the Stockholders prior to the Closing Date, none of ChartOne Plans obligates ChartOne or any of its Subsidiaries to pay any separation, severance, termination or similar benefit solely as a result of any of the transactions contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code, and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Person under any ChartOne Plan or otherwise, (ii) increase any benefits or compensation payable under any ChartOne Plan or otherwise, or (iii) result in the acceleration of the time of payment or vesting of any such benefits or compensation.

4.10.8 Controlled Group. No event has occurred and no condition exists that would reasonably be expected to result in any material Liability to ChartOne or any of its Subsidiaries as a result of their affiliation with any controlled group or organization within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

4.11 Employees; Consultants.

4.11.1 Contracts; Non-Disclosure Agreements. Section 4.11.1 of the ChartOne Disclosure Schedule lists all Employee Contracts, copies of which have been provided to Parent. Except as disclosed in Section 4.11.1 of the ChartOne Disclosure Schedule, all of ChartOne and its Subsidiaries’ current and past consultants, independent contractor and employees who are or were engaged in any aspect of creation or development of any of ChartOne and its Subsidiaries’ products or ChartOne Intangible Property have entered into Employee Contracts pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of ChartOne and its Subsidiaries and assign to ChartOne or one of its Subsidiaries all Intangible Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its relationship with ChartOne and its Subsidiaries, without further consideration or any restrictions or obligations on the use or ownership of such Intangible Property.

4.11.2 Current Employees and Agents. Section 4.11.2 of the ChartOne Disclosure Schedule contains a complete and accurate list, as of the Balance Sheet Date, of the following information for each employee, director, independent contractor, consultant and agent of ChartOne and its Subsidiaries, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; and current compensation.

4.11.3 No Restrictions. To ChartOne’s Knowledge, no officer, director, agent, employee, consultant or contractor of ChartOne and its Subsidiaries are bound by any agreement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any activity, duty or practice relating to the business of ChartOne and its Subsidiaries or (ii) to assign to ChartOne and its Subsidiaries or to any other Person any rights to any invention, improvement or discovery. To ChartOne’s Knowledge, no former or current employee of ChartOne and its Subsidiaries is a party to or is otherwise bound by any agreement that in any way adversely affected, affects or will affect the ability of ChartOne and its Subsidiaries or the Parent and its Subsidiaries to conduct the business of ChartOne and its Subsidiaries as heretofore carried on by ChartOne and its Subsidiaries.

4.11.4 No Disputes; Labor. As of the date of this Agreement, there are no Proceedings filed or pending, or to ChartOne’s Knowledge, threatened involving ChartOne and its Subsidiaries and any of its employees. To ChartOne’s Knowledge, as of the date of this Agreement there has been no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of ChartOne and its Subsidiaries, or threatened against or affecting ChartOne and its Subsidiaries.

4.11.5 Labor Matters. No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition. To ChartOne’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists.

4.12 Properties, Liens, Business, Etc. Except for (i) the eWebHealth Distribution, (ii) as disclosed in Section 4.12 of the ChartOne Disclosure Schedule, (iii) Permitted Liens and (iv) Property sold or disposed of in the ordinary course of business, ChartOne and its Subsidiaries have good and marketable title or a valid leasehold interest in or license to use, free and clear of any Liens, to all of the assets reflected on the Interim Financial Statements, including (i) all buildings and improvements located thereon and all rights, privileges, interests, easements and appurtenances relating thereto and (ii) all tangible personal property used to conduct ChartOne and its Subsidiaries’ business (collectively, the “Property”) and all such Property acquired since the Balance Sheet Date. Except for the eWebHealth Distribution, each of ChartOne and its Subsidiaries owns, has a valid leasehold interest in, or has a valid license to use, all of the assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted by it, and such assets, taken as a whole, are (A) free from any material defects, (B) have been maintained in accordance with normal industry practice, (C) are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such Assets are presently used and (D) constitute all of the assets necessary for the operation of the businesses of ChartOne and its Subsidiaries as presently conducted. Notwithstanding the foregoing, certain assets of ChartOne which are used by eWebHealth shall be made available to eWebHealthCo without charge, other than any usage-based charges, during a transition period ending on December 31, 2008, pursuant to, and subject to the terms and conditions of, the Mutual Transition Services Agreement and Transition Intellectual Property Cross License Agreement.

4.13 Intangible Property.

4.13.1 Description. “Intangible Property,” as such term is used herein, shall mean all intellectual property rights, including, but not limited to, (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, trademark applications, registrations and renewals, trade names, trade name rights, service marks, service mark applications, registrations and renewals, trade dress, logos, slogans, corporate names, and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing (collectively, “Marks”), (iii) copyrights and other works of authorship, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith, (iv) software including, but not limited to, source code, executable code, systems, tools, data, databases, firmware, and related documentation (collectively, “Software”), (v) confidential information (including, but not limited to, technical data, pricing and cost information, business and marketing plans, proposals, licenses, supplier and customer lists), franchises, proprietary processes, formulae, inventions, trade secrets, know-how, technologies, techniques, protocols, methods, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, ideas, research and development, development tools, Internet domain names, and URLs, (vi) other proprietary rights, and (vii) tangible embodiments of any of the foregoing (in whatever form or medium), all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, notebooks, records and disclosures. “ChartOne Intangible Property” means all Intangible Property, other than the eWebHealth Assets and intellectual property rights granted to eWebHealthCo under the eWebHealth License Agreement, Mutual Transition Services Agreement and Transition Intellectual Property Cross License Agreement, owned or used by ChartOne and its Subsidiaries including Intangible Property pertaining to any product, software or service developed, manufactured, marketed, licensed or sold by ChartOne or any of its Subsidiaries in the conduct of its business or used, employed or exploited, or available for use, in the development, license, sale, marketing, distribution or maintenance thereof. Section 4.13.1 of the ChartOne Disclosure Schedule contains a true, correct and complete list of all of the following that are included in ChartOne Intangible Property: (i) patented or registered Intangible Property (including, without limitation, Internet domain names) and pending patent applications or applications for registration of other Intangible Property, including without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the “Registered Intangible Property”); (ii) all Software (other than mass-marketed Software with a replacement cost and/or annual license fee of less than $25,000.00), (iii) all Contracts (other than licenses for “shrink-wrap” Software with a replacement cost and/or annual license fee of less than $25,000.00) relating to Intangible Property; and (iv) trade or corporate names and all other material unregistered Marks.

4.13.2 Title/No Proceedings. The Registered Intangible Property is owned exclusively by ChartOne and its Subsidiaries and is used exclusively by ChartOne and its Subsidiaries and is free and clear of all Liens. Other than the eWebHealth Assets, ChartOne and its Subsidiaries exclusively own and possess, free and clear of all Liens, all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written license disclosed in Section 4.13.1(iii) of the ChartOne Disclosure Schedule, all Intangible Property necessary for or used in the operation of the business of ChartOne and its Subsidiaries as presently conducted and presently proposed to be conducted. All of ChartOne Intangible Property owned by ChartOne and its Subsidiaries is valid, subsisting and enforceable, and no loss of any of ChartOne Intangible Property owned by ChartOne and its Subsidiaries is reasonably foreseeable. Except as disclosed in Section 4.13.2 of the ChartOne Disclosure Schedule, there are no claims against ChartOne or its Subsidiaries that have been made, are presently pending or, to ChartOne’s Knowledge, threatened contesting the validity, use, ownership, enforceability or registrability of any of ChartOne Intangible Property, or alleging any infringement, misappropriation or other violation by ChartOne or its Subsidiaries. The ChartOne Intangible Property are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof. Except as described in Section 4.13.2 of the ChartOne Disclosure Schedule, there is not now, and there has not been since ChartOne or its Subsidiaries’ date of incorporation, any asserted or, to ChartOne’s Knowledge, threatened claim of infringement, misappropriation or other violation of any Intangible Property of any person or entity (outside ChartOne or its Subsidiaries) resulting from the conduct of the business of ChartOne and its Subsidiaries (including any demands or offers to license any Intangible Property), and no such infringement, misappropriation or violation exists or, to ChartOne’s Knowledge, will be alleged as a result of the conduct of the business of ChartOne and its Subsidiaries. Except as disclosed in Section 4.13.2 of the ChartOne Disclosure Schedule, to ChartOne’s Knowledge, there is no activity by any person or entity (outside ChartOne or its Subsidiaries) which does or might constitute an infringement, misappropriation or other violation of ChartOne and its Subsidiaries’ rights with regard to any Intangible Property.

4.13.3 Unimpaired Ownership. No stockholder, officer or employee of ChartOne and its Subsidiaries and no past or present independent contractor or consultant to ChartOne and its Subsidiaries owns, directly or indirectly, in whole or in part, any right, title and interest in, to or under any of ChartOne Intangible Property. Except for the eWebHealth License Agreement and as described in Section 4.13.3 of the ChartOne Disclosure Schedule, ChartOne and its Subsidiaries have granted no rights to third parties to modify, improve or enhance any Intangible Property or create derivative works thereof. Each of ChartOne and its Subsidiaries has the right to use its corporate name and each trade name or assumed name under which it conducts its business, subject to the provisions of the eWebRelease License Agreement regarding the name “eWebRelease”. No person or entity has asserted to ChartOne and its Subsidiaries or, to ChartOne’s Knowledge, threatened to assert to ChartOne and its Subsidiaries any claim or made any demand to the right to ChartOne’s corporate name or any such trade name or assumed name or the right to use any such name, and no Proceeding is pending or, to ChartOne’s Knowledge, threatened which challenges the right of ChartOne and its Subsidiaries with respect thereto. The transactions contemplated by this Agreement shall not impair the right, title or interest of ChartOne or its Subsidiaries in or to ChartOne Intangible Property and ChartOne Systems, and all of ChartOne Intangible Property and ChartOne Systems shall be exclusively owned or available for use by ChartOne and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which ChartOne and its Subsidiaries owned or used ChartOne Intangible Property and ChartOne Systems immediately prior to the Closing. ChartOne and its

Subsidiaries have taken all actions common in the industry, to maintain, protect, and enforce ChartOne Intangible Property Rights, including, without limitation, the secrecy, confidentiality and value of its trade secrets and other confidential information.

4.13.4 ChartOne Systems. The computer systems, including, without limitation, the Software, firmware, hardware, networks, interfaces, and related systems owned or used by ChartOne and its Subsidiaries (collectively, the “ChartOne Systems”) in the conduct of its business are sufficient for the immediate needs of ChartOne and its Subsidiaries, including, without limitation, as to capacity, scalability and ability to process current and peak volumes in a timely manner.

4.13.5 ChartOne Software. Except as provided in the eWebHealth License Agreement, the Mutual Transition Services Agreement and the Transition Intellectual Property Cross License Agreement, ChartOne or its Subsidiaries are not a party to any agreement or arrangement, or otherwise subject to any duty, which (in either case) (i) restricts the free use, license or disclosure by ChartOne or its Subsidiaries of any source code relating to any Software included in ChartOne Intangible Property (the “ChartOne Software”) or (ii) requires ChartOne or its Subsidiaries to (x) include any source code relating to any ChartOne Software with any distribution or delivery (whether physical or on a hosted basis) of any ChartOne Software, and/or (y) permit any licensee of any ChartOne Software to modify any ChartOne Software source code. Except as provided in the eWebHealth License Agreement, the Mutual Transition Services Agreement and the Transition Intellectual Property Cross License Agreement, no source code for any ChartOne Software has been delivered, licensed, or made available to any escrow agent or other person or entity who is not, as of the date of this Agreement, an employee of ChartOne or its Subsidiaries, and ChartOne and its Subsidiaries do not have a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any ChartOne Software to any escrow agent or other person or entity who is not, as of the date of this Agreement, an employee of ChartOne or its Subsidiaries.

4.13.6 Personal and Health Information. Except as disclosed in Section 4.13.6 of the ChartOne Disclosure Schedule, ChartOne and its Subsidiaries are, and since their respective dates of incorporation have been, in compliance with (i) all applicable Laws relating to the collection, storage or use of personal information (collectively, the “Privacy Laws”), (ii) all applicable Laws relating to patient, medical or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, and any rules or regulations promulgated thereunder (collectively, the “Health Information Laws”), (iii) any policies or related policies, programs or other notices that apply to ChartOne and its Subsidiaries’ collection or use of personal information or Protected Health Information (as defined in HIPAA), and (iv) the terms of all Business Associate (as defined in HIPAA) agreements to which ChartOne or its Subsidiaries are a party or otherwise bound. Except as described in Section 4.13.6 of the ChartOne Disclosure Schedule, there have not been any incidents of data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any other person or entity (including, without limitation, any Governmental Authority) regarding the collection or use of personal information or Protected Health Information by any person or entity in connection with ChartOne or its Subsidiaries’ business or any violation of Privacy Laws and Health Information Laws, and to ChartOne’s Knowledge, there is no reasonable basis for the same.

4.14 Contracts. Sections 4.11.1, 4.14 and 4.13.1(iii) of the ChartOne Disclosure Schedule lists each of the Contracts (other than Contracts assigned to eWebHealthCo under the Assignment Agreement). True, correct and complete copies of the Contracts and Employee Contracts have been delivered or made available to the Parent. Each of the Contracts listed in Sections 4.11.1, 4.13.1(iii) and 4.14 of the ChartOne Disclosure Schedule and each of the Employee Contracts and Minor Contracts is valid, binding and enforceable by ChartOne or its Subsidiaries in accordance with its terms (subject to applicable bankruptcy and other laws affecting the rights of creditors generally). Each of the Contracts, Employee Contracts and Minor Contracts were entered into in the ordinary course of business and is not subject to termination except in accordance with its terms or except as provided by applicable Law. Each such Contract, Employee Contract and Minor Contract is in full force and effect, all fees, rents, royalties and other payments due thereunder are current, and neither ChartOne and its Subsidiaries nor any other party is in material default thereunder or in material breach thereof. There exists no event or occurrence, condition or act which constitutes or, with the giving of notice, lapse of time or happening of any future event or condition, would become, a material default by ChartOne and its Subsidiaries or any other party under any of such Contracts, Employee Contracts or Minor Contracts. As of the date of this Agreement, ChartOne and its Subsidiaries have not received any notice of actual, alleged, possible or potential material default, violation, cancellation or non-renewal with respect to any such Contract, Employee Contract or Minor Contract.

4.15 Real Property. ChartOne and its Subsidiaries have no ownership interest in any real property. Section 4.15 of the ChartOne Disclosure Schedule contains the correct street address of all real property in which ChartOne and its Subsidiaries have a leasehold interest (the “Leased Real Property”) and an accurate description (by location, name of lessor, date of lease and term expiration date) of all real property leases to which ChartOne and its Subsidiaries are a party, either as lessor, sublessor, lessee or sublessee (the “Real Property Leases”). ChartOne has delivered to Purchaser a true and complete copy of each Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Except as disclosed in Section 4.15 of the ChartOne Disclosure Schedule, with respect to each of the Real Property Leases: (i) such Real Property Lease is valid, binding and enforceable by ChartOne or its Subsidiaries in accordance with its terms (subject to applicable bankruptcy and other laws affecting the rights of creditors generally); (ii) the assignment of the Real Property Lease to the Surviving Corporation pursuant to this Agreement does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) ChartOne’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to ChartOne’s Knowledge, there are no disputes with respect to such Real Property Lease; (iv) neither ChartOne and its Subsidiaries nor any other party is in material default thereunder or in material breach thereof, and to ChartOne’s Knowledge, there exists no event or occurrence, condition or act which constitutes or, with the giving of notice, lapse of time or happening of any future event or condition, would become, a material default by ChartOne and its Subsidiaries or any other party under any of such Real Property Lease; (v) neither ChartOne nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (vii) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, ChartOne or any Subsidiary; (viii) ChartOne or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (xi) ChartOne or Subsidiary has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein that will not be released at the Closing; and (x) there are no liens or encumbrances on the estate or interest created by such Real Property Lease. The Leased Real Property identified in Section 4.15 of the ChartOne Disclosure Schedule comprises all of the real property used by ChartOne and its Subsidiaries.

4.16 Environmental Matters. The operations of ChartOne and its Subsidiaries and the portions of buildings and property owned, used, leased or occupied by it, are currently and at all times (as to portions of buildings and property when previously owned, used, leased or occupied by ChartOne, or its Subsidiaries have been, in material compliance with all Laws related to the environment and occupational health and safety, including toxic waste laws and, without limitation, CERCLA; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts (“Environmental Laws”). ChartOne and its Subsidiaries are and have been in material compliance with all Environmental Laws in connection with the treatment, storage, transportation or disposal of any material regulated by any Environmental Laws and have not otherwise treated, stored, transported, disposed of, or arranged for disposal of, handled, released, or exposed any person to any hazardous or toxic substance or waste (and no property or facility is contaminated by any such substance or waste) so as to give rise to any current or future liabilities of ChartOne or its Subsidiaries under any Environmental Laws. Neither ChartOne nor any of its Subsidiaries has not received any written notice regarding any actual or alleged violation of or liability or potential liability arising under Environmental Laws. ChartOne has furnished to Buyer all environmental audits, assessments, reports and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to its or its Subsidiaries past or current properties or operations, that are in its possession or under its reasonable control.

4.17 Brokers/Finders. Except as disclosed in Section 4.17 of the ChartOne Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (“Broker’s Fee”) in connection with the Merger, this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ChartOne or its Subsidiaries. Notwithstanding the foregoing, none of Parent, Merger Sub, Surviving Corporation or its Subsidiaries shall be responsible for such Broker’s Fee.

4.18 Related Party Matters. Except for agreements with eWebHealthCo contemplated hereby and as disclosed in Section 4.18 of the ChartOne Disclosure Schedule, no Related Party is a party to any Contract, transaction, agreement or understanding with ChartOne or its Subsidiaries (other than pursuant to an Employee Contract) that will survive the Closing with any Liability of a Related Party to the Parent, Surviving Corporation or its Subsidiaries, or with any Liability of the Surviving Corporation or its Subsidiaries to any Related Party. Except as disclosed in Section 4.18 of the ChartOne Disclosure Schedule, no Related Party owns any property or property rights used in the business of ChartOne or the Subsidiaries.

4.19 Customers and Suppliers. Except as disclosed in Section 4.19 of the ChartOne Disclosure Schedule, no material customer or supplier of ChartOne (a) has stopped or materially decreased, (b) has threatened to stop or materially decrease the rate of, or (c) as a result of the transactions contemplated by this Agreement, is reasonably likely to stop or materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from, or supplying materials, products or services to, any of ChartOne or its Subsidiaries. Except as disclosed in Section 4.19 of the ChartOne Disclosure Schedule, to ChartOne’s Knowledge, no termination, cancellation or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of any of ChartOne or its Subsidiaries has occurred or is threatened by any material customer or supplier of ChartOne. The representations and warranties contained in this Section 4.19 insofar as they relate to customers of ChartOne are true and correct as of the date of this Agreement and no change in the status of ChartOne’s customers between the date of this Agreement and the Effective Date will occur that would cause there to be a ChartOne Material Adverse Effect on the Closing Date, except that (i) for purposes of determining whether a loss of customers would cause a ChartOne Material Adverse Effect, only losses of customer revenues, net of gains of customer revenues, during the relevant period shall be counted and (ii) customers who terminate contracts in order to sign a contract with Parent or terminate their contracts for the stated reason that they do not wish to contract with Parent (as may be reasonably demonstrated by ChartOne) shall not count for purposes of contributing to a ChartOne Material Adverse Effect.

4.20 Insurance. Section 4.20 of the ChartOne Disclosure Schedule sets forth each insurance policy maintained by ChartOne and its Subsidiaries with respect to ChartOne and its Subsidiaries’ assets, businesses and operations (collectively, the “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy. All Insurance Policies are in full force and effect and are issued by insurers of recognized responsibility. With respect to each Insurance Policy, (a) there are no claims pending as to which coverage has been questioned, denied or disputed by the underwriter(s) of such Insurance Policy, (b) all premiums due have been paid, (c) no notice of cancellation or termination has been given and (d) ChartOne and its Subsidiaries have complied in all material respects with the terms and provisions of such Insurance Policy. Section 4.20 of the ChartOne Disclosure Schedule also describes in reasonable detail any self-insurance arrangements affecting any Applicable Entity.

4.21 Disclaimer of Other Representations and Warranties

4.21.1 No Implied Warranties. THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4.

4.21.2 No Additional Representations. Without limiting the generality of the foregoing, neither ChartOne nor any representative of ChartOne has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of ChartOne and its Subsidiaries made available to Parent and Merger Sub, including due diligence materials, or in any presentation of the business of ChartOne and its Subsidiaries by management of ChartOne or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials made available by ChartOne and its representatives are not and shall not be deemed to be or to include representations or warranties of ChartOne, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent represents and warrants to ChartOne that the statements set forth in this Article 5 are correct and complete (together with the exceptions as set forth in the disclosure schedule provided by the Parent to ChartOne dated as of the date hereof) (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Article 5; provided that each section of the Parent Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Parent Disclosure Schedule to the extent that the applicability of the information disclosed in such section is reasonably apparent on its face.

5.1 Organization and Qualification. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Parent and Merger Sub has the power and authority to carry on its business as now being conducted and currently proposed to be conducted. The Parent and Merger Sub are each duly qualified as a to do business, and are in good standing, in the State of Delaware.

5.2 Authority; No Conflicts.

5.2.1 Corporate Power. Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which either is a party by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub. This Agreement and the Related Agreements has been or will be duly executed and delivered by each of the Parent and Merger Sub and constitute a valid and binding agreement of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

5.2.2 No Violation. The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in a violation of (i) any provision of the certificate of incorporation or bylaws or organizational documents of the Parent or Merger Sub, or (ii) subject to obtaining any Parent Required Consents, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any law applicable to the Parent or Merger Sub or their respective properties or assets.

5.2.3 Consents. Other than compliance with the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person or any Governmental Authority is required by or with respect to the Parent or Merger Sub as a result of the execution and delivery of this Agreement by each of the Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the consents described in Section 5.2.3 of the Parent Disclosure Schedule (the “Parent Required Consents”) and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not, individually or in the aggregate, have a Parent Material Adverse Effect or prohibit or otherwise interfere with the consummation of the Merger and the transactions contemplated in connection with the Merger.

5.3 Merger Sub. Merger Sub is a wholly owned subsidiary of the Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

5.4 Financing. Parent has delivered to ChartOne commitment letters for (i) senior and mezzanine debt financing transactions and (ii) an equity financing transaction, the proceeds of which will be used, in part, to fund the Merger Consideration, copies of which are attached hereto as Exhibit A (collectively, the “Financing Commitment Letters”). The Financing Commitment Letters identified in the preceding clause (i) are referred to herein as the “Debt Financing Commitments”. The proceeds from the financing contemplated by the Financing Commitment Letters and other funds currently available to Parent will be sufficient to provide the Merger Consideration and all other amounts required to be paid pursuant to Section 3.1.2.

5.5 Litigation. As of the date of this Agreement, except as set forth in Section 5.5 of the Parent Disclosure Schedule, there is no Proceeding pending or, to the Parent’s Knowledge, threatened against the Parent or Merger Sub, nor is there any Order outstanding against Parent or Merger Sub, in each case that leaves a Parent Material Adverse Effect.

5.6 Brokers/Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub.

5.7 No Other Representations. Each of Parent and Merger Sub acknowledges that ChartOne does not make any representations or warranties, express or implied, of any nature whatsoever relating to ChartOne or any of its Subsidiaries or the business of ChartOne or any of its Subsidiaries or otherwise in connection with the transactions contemplated hereby other than those representations and warranties expressly set forth in Article 4.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Covenants of ChartOne. During the period from the date of this Agreement to the Effective Time and except as contemplated by this Agreement or as set forth in the ChartOne Disclosure Schedule or to the extent that the Parent shall otherwise consent in writing:

6.1.1 Ordinary Course. ChartOne will conduct its and its Subsidiaries’ operations according to its ordinary course of business consistent with past practice and to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, ChartOne will seek to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. ChartOne and its Subsidiaries will not enter into, modify, amend or terminate any Contract, the disclosure of which is required in Section 4.14 of the ChartOne Disclosure Schedule, or any Minor Contract except in the ordinary course of business consistent with past practice.

6.1.2 Changes in Capital. Except for Common Stock issued upon exercise of ChartOne Options outstanding or authorized as of the date hereof and described herein or in the ChartOne Disclosure Schedule or upon conversion of outstanding Preferred Stock, ChartOne shall not:

(a) Issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, pledge or other encumbrance of (i) any additional shares of its capital stock of any class (including ChartOne Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any other Security Rights or (ii) any other securities in respect of, in lieu of or in substitution for ChartOne Shares outstanding on the date hereof.

(b) Except for the eWebHealth Distribution, declare, pay or set aside for payment of any dividend or other distribution (whether in stock or property) with respect to the capital stock of ChartOne or any of its Subsidiaries, or, directly or indirectly redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including ChartOne Shares) or Security Rights.

6.1.3 Compensation Matters. Except as explicitly contemplated by this Agreement or set forth in any ChartOne Disclosure Schedule, ChartOne and its Subsidiaries shall not (i) grant any increases in the compensation of any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any employee plan or benefit arrangement as in effect on the date hereof to any director or officer, whether past or present; (iii) amend any existing Employee Contract or enter into any new Employee Contract except in the ordinary course of business consistent with past practice (and otherwise in compliance with this Section 6.1.3); (iv) terminate, enter into any new or amend any existing severance agreement with any director, or officer; or (v) except as may be required to comply with applicable Law, amend any existing, or become obligated under any new, employee plan or benefit arrangement.

6.1.4 No Dispositions or Acquisitions. Except for the eWebHealth Distribution, ChartOne and its Subsidiaries shall not (i) sell, assign, transfer, lease, license, permit the loss, lapse or abandonment of, encumber or otherwise dispose of, or agree to sell, assign, transfer, lease, license, permit the loss, lapse or abandonment of, encumber or otherwise dispose of any assets material to ChartOne and its Subsidiaries individually or in the aggregate, except in the ordinary course of business consistent with past practice; or (ii) make any acquisition or disposition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation.

6.1.5 Governing Documents. ChartOne and its Subsidiaries shall not adopt any amendment to its certificate of incorporation or bylaws or other organizational document, other than the Amendment to Certificate of Incorporation and as otherwise contemplated by this Agreement and approved in writing by the Parent.

6.1.6 Indebtedness; Leases; Investments. Other than borrowings and interest accruing under existing Indebtedness, including the credit facilities or other borrowings in the ordinary course of business, ChartOne and its Subsidiaries shall not incur, except in the ordinary course of business consistent with past practice, any (i) Indebtedness or enter into any lease of real or personal property or terminate or modify any of the Real Property Leases, (ii) make any loans, advances or capital contributions to, or investments in, or provide any guarantees to, any other person or entity or (iii) make any new commitment or increase any previous commitment for capital expenditures that will be binding on the Company after the Closing Date.

6.1.7 Accounting Methods; Income Tax Elections. ChartOne and its Subsidiaries shall not (i) materially change its methods of accounting or accounting principles or practices used by it, except as required by changes in GAAP as concurred in by ChartOne’s independent accountants, (ii) change its fiscal year, (iii) make or revoke any material express or deemed election relating to Taxes, (iv) settle or compromise any Tax liability material to ChartOne and its Subsidiaries taken as a whole or (v) change (or make a request to any Tax authority to change) any material aspect of its method of accounting for Tax purposes. ChartOne and the Subsidiaries shall duly and timely file all material Tax returns and other documents required to be filed with federal, state, local and other Tax authorities, subject to timely extensions permitted by law; provided, however, that ChartOne promptly notifies the Parent that it is availing itself of such extensions.

6.1.8 Fundamental Transactions. ChartOne and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ChartOne and its Subsidiaries (other than the Merger).

6.1.9 WARN Act. ChartOne and its Subsidiaries shall not implement a plant closing or employee layoffs that could result in a violation of the WARN Act.

6.1.10 Insurance Policies. ChartOne and its Subsidiaries shall not cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect.

6.1.11 Receivables/Payables. Except in the ordinary course of business consistent with past practice, ChartOne and its Subsidiaries shall not delay or postpone the payment of accounts payable and other Liabilities, accelerate the collection of accounts receivable or otherwise make any material change in their respective cash management policies.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Stockholder Approval.

7.1.1 ChartOne Stockholders Approval. Promptly following the execution of this Agreement by ChartOne, but in no event later than the second Business Day after the date of this Agreement, ChartOne shall deliver to Parent a written consent (the “Written Consent”) evidencing the approval by the Stockholders holding at least 93% of the securities entitled to vote thereon (including 90% of the outstanding Common Stock) of (a) the Merger and the transactions contemplated thereby, (b) an amendment to the Certificate of Incorporation in the form of Exhibit 7.1.1(a) to this Agreement (the “Amendment to Certificate of Incorporation”)

and (c) the adoption and approval of this Agreement. If ChartOne does not deliver to Parent such Written Consent on or prior to the second Business Day after the date of this Agreement, then Parent may terminate this Agreement at any time thereafter (provided, that Parent’s right to terminate this Agreement pursuant to this sentence shall end if and when ChartOne delivers such Written Consent). The Board of Directors of ChartOne has unanimously voted to recommend and declare advisable such approval and adoption and ChartOne shall take all lawful action to solicit, and shall use commercially reasonable efforts to obtain, such Written Consent. A certified copy of such resolution of the Board of Directors of ChartOne has been delivered to Parent on the date hereof. Notice in accordance with Section 262(d) of the General Delaware Corporation Law to all other Stockholders who did not join in the Written Consent informing them of their right to dissent under Delaware Law shall be sent by ChartOne within two Business Days after execution and delivery of the Written Consent.

7.1.2 Written Consent of Merger Sub. The Parent, as the sole stockholder of Merger Sub, will use reasonable best efforts in accordance with applicable Law to act by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent the Parent and Merger Sub represent and warrant constitutes the requisite approval of the Merger and this Agreement by Merger Sub.

7.2 Reasonable Best Efforts.

7.2.1 Financing Commitment Letters. Parent and Merger Sub shall use reasonable best efforts to (i) maintain the effectiveness of the Financing Commitment Letters in accordance with their terms, (ii) enter into definitive documentation with respect to the financing on the terms contained in the Financing Commitment Letters or on other terms no less favorable to Parent or Merger Sub, as determined by Parent in its sole discretion, than the terms set forth in such letters, (iii) satisfy all funding conditions applicable to Parent and Merger Sub set forth in such definitive documents that are within their control and (iv) comply with their obligations under the Financing Commitment Letters. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitment Letters without the consent of the Company if such amendments, modifications or waivers would impose any material new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the financing in a manner that would cause a delay in the satisfaction of the conditions set forth therein. In the event any of the Financing Commitment Letters expire or the financing otherwise become unavailable, Parent and Merger Sub shall promptly notify the Company and use reasonable best efforts through the End Date to obtain alternative financing on terms not materially less favorable to Parent and Merger Sub, as determined by Parent in its sole discretion, than the terms set forth in the Financing Commitment Letters (provided, that the terms of such alternative financing shall not have condition precedents to funding that are materially more onerous those contained in such Financing Commitment Letters) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as reasonably practical.

7.2.2 Filings and Actions. ChartOne, the Parent and Merger Sub shall (i) use reasonable best efforts to make all filings and seek to obtain all Authorizations required under all applicable Laws with respect to the Merger and other transactions contemplated hereby, and the parties will cooperate with each other with respect thereto; and (ii) use reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper and appropriate to satisfy the conditions set forth in Article 8 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). Without limiting the generality of the foregoing, each of ChartOne, the Parent and Merger Sub shall within five days after the date hereof file any notification and report forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and thereafter shall use reasonable best efforts to make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act and to avoid, contest or resolve any administrative or judicial action or order that would restrict, prevent or prohibit the consummation of the transactions contemplated by this Agreement. Parent and Merger Sub shall not be required to pay any material amounts or fees in connection with the above (other than filing fees under the HSR Act). Each of ChartOne, on the one hand, and Parent, on the other hand, will reasonably promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Authorized Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of ChartOne, on the one hand, and Parent, on the other hand will reasonably promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Authority in connection therewith and will reasonably promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Authority with respect to any such inquiry or request. In addition, each of ChartOne, on the one hand, and Parent, on the other hand, will keep the other apprised of the status of any such inquiry or request. Notwithstanding the foregoing, each of ChartOne and Parent may in its reasonable business judgment place reasonable restrictions on access to any privileged information or competitively sensitive information or information which constitutes a trade secret.

7.2.3 Consents and Conditions. Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall not be required to proffer and consent to a governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of ChartOne and its Subsidiaries or of any other assets or lines of business of Parent, Merger Sub or any of their Affiliates in order to remedy any concerns that any Governmental Authority may have, or proffering and consenting to any other restriction, prohibition or limitation on any of the assets of ChartOne and its Subsidiaries, Parent, Merger Sub or any of their respective Affiliates, in order to remedy any such concerns. The entry by any Governmental Authority in any legal proceeding of a governmental Order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Parent, Merger Sub or any of their respective Affiliates to take any action, including any restructuring of the assets of members of ChartOne and its Subsidiaries or lines of business of Parent, Merger Sub or any of their respective Affiliates or any changes to the existing business of the Parent, Merger Sub or any of their respective Affiliates, shall not be deemed a failure to satisfy the conditions specified in Section 8.1.2 or Section 8.2.8.

7.3 Access to Information/Financing Assistance.

7.3.1 Information. Subject to currently existing contractual and legal restrictions applicable to ChartOne or to the Parent, and upon reasonable notice, ChartOne shall, during normal business hours throughout the period prior to the Effective Time or until this Agreement is terminated, (i) afford to Parent’s Authorized Representatives reasonable access to ChartOne’s and its Subsidiaries’ properties, books, contracts, commitments, and records and to Brian Cahill, George Abatjoglou, Barbara Allen, Frank Mamone, Suzanne Piche, Joseph Fournier, Rhian Gregory, Robert Donnelly, Mike DeMuth and Janice Goguen and advisors; and (ii) furnish promptly to such Authorized Representatives all such information concerning its business, properties and personnel as reasonably may be requested and approved by ChartOne in advance. Any such investigation by Parent shall not unreasonably interfere with any of the businesses or operations of ChartOne and its Subsidiaries. Parent and Merger Sub shall give ChartOne reasonable advance notice of document and interview requests. Neither Parent nor Merger Sub shall, prior to the Closing Date, contact any partner, lender, lessor, vendor, supplier, employee or consultant of ChartOne or any of its Subsidiaries, except in consultation with, and then only with the express prior approval of, ChartOne. All requests by Parent or Merger Sub for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by ChartOne. Neither Parent nor Merger Sub shall be permitted to conduct any invasive tests on any real property owned or leased by ChartOne and its Subsidiaries without the prior written consent of ChartOne.

7.3.2 Financing Assistance. ChartOne and its Subsidiaries agrees to provide, and will use their best efforts to cause Brian Cahill, George Abatjoglou, Barbara Allen, Frank Mamone, Suzanne Piche, Joseph Fournier, Rhian Gregory, Robert Donnelly, Mike DeMuth and Janice Goguen to provide, all necessary cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the financing transactions contemplated by the Financing Commitment Letters or any replacements thereof, including by (i) making available to Parent and such financing sources and their representatives, (A) personnel (including for participation at organizational meetings, in drafting sessions for bank presentations and in due diligence meetings and meetings with rating agencies and prospective financing sources), (B) documents and information of ChartOne and its Subsidiaries as may be reasonably requested by the Parent or such financing sources and (C) ChartOne’s and its Subsidiaries’ independent accountants, lawyers and consultants to provide such services as may be reasonably requested by Parent or such financing sources, (ii) providing assistance with respect to the review and granting of security interests in collateral for the financing and obtaining any consents associated therewith (including pre-filing of financing statements, which is hereby authorized) and (iii) if applicable, by otherwise cooperating with financing sources in achieving a timely offering and/or syndication of the financing reasonably satisfactory to Parent and such financing sources. Any out-of-pocket expenses incurred by ChartOne and its Subsidiaries in the performance of its obligations under this Section 7.3.2 shall be borne by Parent.

7.3.3 Access to Confidential Information. ChartOne may, in its reasonable business judgment, restrict access or availability under Sections 7.3.1 and 7.3.2 to any privileged information, competitively sensitive information, information which constitutes a trade secret or ChartOne personnel. The use and protection of all information provided by one party to the other pursuant to Section 7.3 shall be governed by the Confidentiality Agreement.

7.3.4 Delivery of Financials Statements.

(a) As soon as reasonably practicable, ChartOne shall deliver to Parent any previously undelivered Unaudited ROI Financial Statements, such statements to be in accordance with the books and records of ChartOne and its Subsidiaries, prepared in accordance with GAAP on a consistent basis throughout the indicated periods and for the Unaudited ROI Financial Statements fairly present, in all material respects, the consolidated financial position (including all assets and Liabilities), results of operations and cash flows of the ROI Division as of the dates and for the periods indicated.

(b) Within thirty (30) days of the end of each month which ends prior to the Closing Date (commencing with July 2008), ChartOne shall deliver to Parent a true, correct and complete copy of the unaudited balance sheets of ChartOne and its Subsidiaries as of the last day of such month, and the statements of operations of the ROI Division for the month ending on such date, in each case to be in accordance with the books and records of ChartOne and its Subsidiaries, prepared in accordance with GAAP on a consistent basis throughout the indicated periods and fairly present, in all material respects, the results of operations of the ROI Division as of the dates and for the periods indicated.

(c) Any such financial statements delivered pursuant to this Section 7.3.4, the “Additional Financial Statements”.

7.4 Employment Matters.

7.4.1 Employment. Neither Parent nor Merger Sub shall, at any time prior to 180 days after the Closing Date, cause eWebHealth to incur any liability under the WARN Act.

7.4.2 Change of Control. From and after the Closing, as applicable, Parent, Merger Sub and ChartOne will honor in accordance with their terms all written employment agreements, consulting agreements, change-of-control agreements and severance agreements between ChartOne and its Subsidiaries and any Continuing Employee in effect on the date hereof and identified on Section 7.4.2 of the ChartOne Disclosure Schedule (as such agreements may be amended or modified with the prior written consent of Parent). Notwithstanding the foregoing, in no event shall Parent, Merger Sub or the Surviving Corporation be required to pay any Transaction Bonus to a Continuing Employee or Transferred Employee, nor shall this Section 7.4.2 obligate any such Person to continue the employment of any Continuing Person or any other Person.

7.4.3 Benefit Plans. Until December 31, 2008 (the “Transition Benefit Period”). Parent shall cause, and cause the Surviving Corporation to, provide benefits (other than deferred compensation or equity-based plans or arrangements) to persons who are employed by ChartOne and its Subsidiaries at the Closing Date and who become employees of the Surviving Corporation and the Subsidiaries of the Surviving Corporation immediately following the Closing (the “Continuing Employees”) that are substantially similar in the aggregate to the benefits provided under ChartOne Plans (other than deferred compensation or equity-based plans or arrangements) as in effect on the date hereof. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable Benefit Plans to treat, the service of Continuing Employees with ChartOne or the Subsidiaries of ChartOne attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate and vesting. Without limiting the foregoing, Parent shall, and shall cause the Surviving Corporation not to treat any Continuing Employee as a “new” employee in the plan year in which the Effective Time occurs for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of ChartOne’s or any of the Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation in the plan year in which the Effective Time occurs. Nothing herein contained shall obligate the Parent or the Surviving Corporation or any of their Affiliates to continue the employment of any Continuing Employee or any other Person.

7.4.4 Transferred Employees. Attached as Section 7.4.4 of the ChartOne Disclosure Schedule is a list of the employees of ChartOne and its Subsidiaries who will become employees of eWebHealthCo after the eWebHealth Distribution (each such employee a “Transferred Employee”). At or prior to the Closing, ChartOne shall transfer to eWebHealthCo, and eWebHealthCo shall assume and become liable for all Liabilities arising with respect to each Transferred Employee. Parent, Merger Sub, Surviving Corporation or any of their respective Subsidiaries or Affiliates shall have no Liability with respect to the Transferred Employees.

7.4.5 No Third Party Beneficiary Rights. Nothing in this Section 7.4 shall create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee of ChartOne or any of its Subsidiaries, any participant in any ChartOne Plan or any dependent or beneficiary thereof, or any right to employment or continued employment or to a particular term or condition of employment with ChartOne, any of its Subsidiaries, the Parent or any of their respective Affiliates. Nothing in this Section 7.4 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of the Parent or the Surviving Corporation or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

7.5 Appraisal Rights. ChartOne will give the Parent prompt notice of any demands received by ChartOne for appraisal of ChartOne Shares, and the Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. Prior to Closing, ChartOne will not, except with prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law.

7.6 Indemnification.

7.6.1 Indemnity. During the Insurance Period (as defined in Section 7.6.2 below) the Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of ChartOne pursuant to the Certificate of Incorporation and bylaws of ChartOne and any indemnification agreements, each as in effect on the date hereof, with respect to ChartOne’s past and present directors and officers (the “Director and Officer Indemnified Parties”), subject to applicable law.

7.6.2 Insurance. At or prior to Closing ChartOne will obtain a commitment for continuation, for a period of six (6) years after the Effective Time, of director and officer insurance coverage for claims based on activities up to the Effective Time (the “Extended Coverage”). Such continuation of coverage may be in the form of conversion of its existing coverage to an “Extended Reporting Period” form. The six (6) year period after the Effective Time during which such insurance is maintained is herein referred to as the “Insurance Period.” The premiums for this Extended Coverage may be paid by ChartOne at or prior to Closing and to the extent not paid by ChartOne shall be paid on a prepayment basis by the Parent at the Closing. During the Insurance Period, none of the Parent or the Surviving Corporation, nor any of their respective successors or assigns, will take any action to cause or permit the termination of the Extended Coverage, and each of the foregoing will respond to notifications and take other reasonable efforts to cause to be maintained the Extended Coverage. Without limitation of the foregoing, except as provided in Section 7.6.3, none of the Parent, ChartOne or the Surviving Corporation, nor any of their respective successors or assigns, will sell, assign, transfer or convey any right to terminate the Extended Coverage or receive any reftind of premiums for early termination of the Extended Coverage. If the Parent or the Surviving Corporation, or any of their respective successors or assigns, receives any notice of cancellation of the Extended Coverage from the insurer, it will so notify the Stockholder Representative and permit the Stockholder Representative to present information necessary to cause such notice of cancellation to be withdrawn, if reasonably possible.

7.6.3 Change of Control. In the event, during the Insurance Period, that the Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, and in each such case, the Parent or the Surviving Corporation, as applicable, shall use reasonable best efforts to make or cause to be made proper provision so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, assume by operation of law the obligations of the Parent or the Surviving Corporation, as applicable, under this Section 7.6 for the benefit of the Director and Officer Indemnified Parties.

7.6.4 Successors and Assigns. This Section 7.6 is intended to be for the benefit of, and shall be enforceable by the Director and Officer Indemnified Parties and their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation and their respective successors and assigns in accordance with the provisions of this Section 7.6.

7.7 Intentionally Deleted.

7.8 Termination of Related Party Contracts and Options.

7.8.1 On or prior to Closing Date, Stockholder Representative shall cause all Related Party Contracts listed on Section 7.8.1 of the ChartOne Disclosure Schedule to be terminated without liability to Parent, Merger Sub and their respective Affiliates or any ChartOne or its Subsidiaries after the Closing.

7.8.2 At or prior to the Closing, ChartOne shall take all actions required to terminate ChartOne Stock Plan pursuant to which ChartOne Options were issued and to terminate all Security Rights and ChartOne Options as contemplated by Sections 2.6.7 and 2/7.

7.9 Exclusivity. Each of ChartOne and its Subsidiaries agrees that, until the Closing, neither ChartOne nor its Subsidiaries or any of their respective stockholders, officers, directors, employees, partners, members or agents shall directly or indirectly (i) initiate, solicit, entertain, negotiate, accept or discuss with any third party (other than Parent and its Affiliates), directly or indirectly, any proposal or offer, including any existing proposal or offer (an “Acquisition Proposal”), to acquire all or any significant part of the equity securities or assets of any of ChartOne and its Subsidiaries, whether by merger, recapitalization, arrangement, amalgamation, purchase of equity securities, purchase of assets, take over bid or otherwise, (ii) provide any information to any third party (other than Parent or its Affiliates) in connection with an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with any third party requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

7.10 280G Waiver. Prior to the Closing, ChartOne will obtain stockholder approval of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments or vesting of restricted stock awards or options, that are “parachute payments” under Section 280G of the Code (“Potential 280G Benefits”), on the following terms and conditions interpreted in a manner which ChartOne believes complies with Section 280G of the Code and the regulations thereunder: (a) ChartOne will use commercially reasonable efforts to cause any such disqualified individual to waive in advance the right to receive a specified portion of his or her Potential 280G Benefits in excess of his or her Section 280G “safe harbor” (“Waived Amounts”) and any payments contingent on the transactions contemplated by this Agreement solely to the extent required to comply with the 280G regulations if the requisite stockholder approval is not obtained, (b) stockholder approval of the Waived Amounts will be solicited in form and substance and pursuant to such disclosure as ChartOne believes (based on advice of counsel and in cooperation with Purchaser’s counsel) will be sufficient to satisfy the shareholder approval requirements of Section 280G(b)(5) of the Code as interpreted under the regulations, including the requirement that the transactions contemplated by this Agreement not be contingent, or otherwise conditioned, on stockholder approval of the Waived Amounts, and (c) for such approval to be effective as to any such Waived Amounts, stockholders representing more than seventy-five percent (75%) of the voting power of ChartOne will have approved such waived payment without counting as outstanding any such stock actually owned or constructively owned by or for such disqualified individual as determined under Treas. Reg. Section 1.280G-1, Q&A-7(a)(4).

7.11 Stockholder Representative.

7.11.1 Appointment. From and after the date hereof Warburg Pincus Equity Partners, L.P. shall act as the representative of the holders of ChartOne Shares and ChartOne Options (the “Stockholder Representative”). The Stockholder Representative shall act without compensation. By virtue of the approval of the Merger and this Agreement by the requisite stockholder vote, the Stockholder Representative (and any successor appointed pursuant hereto) shall have the authority to act for and on behalf of the holders of ChartOne Shares to exercise all rights and perform all obligations expressly provided herein or in any agreement executed pursuant hereto or in the judgment of the Stockholder Representative necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, including without limitation,

(a) to take such action required or permitted pursuant to Section 3.4 in connection with the determination of the Final Merger Consideration,

(b) to give and receive notices and communications on behalf of the holders of ChartOne Shares and ChartOne Options,

(c) to execute the Escrow Agreement and the Disbursement Agreement and to perform and enforce the same,

(d) to authorize payments (together with Parent) from the Escrow Fund, including without limitation to the Parent or Merger Sub in satisfaction of claims by the Parent or Merger Sub,

(e) to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any right of any holder of ChartOne Shares and any persons having any right to Merger Consideration hereunder and any other claim by the Parent or Merger Sub relating to this Agreement or the transactions contemplated hereby,

(f) to waive any provision of this Agreement,

(g) to execute any amendment to this Agreement, and

(h) to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or any agreement executed pursuant hereto.

The holders of a majority of ChartOne Shares as of the Effective Time may from time to time upon not less than thirty (30) days prior written notice to the Parent replace one or more of the individuals constituting the Stockholder Representative. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the holders of ChartOne Shares. The Stockholder Representative is an express third party beneficiary of this Agreement and shall be entitled to exercise all rights and remedies available at law or in equity to enforce this Agreement.

7.11.2 Limited Liability. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholder Representative shall be indemnified, first, out of the Stockholder Representative Expense Amount and second, by the Stockholders, on the basis described in Section 10.4.5(a), for any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. No indemnification or claim of the Stockholder Representative shall be paid from the Escrow Fund or by the Surviving Corporation, Merger Sub or Parent. A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the holders of ChartOne Shares and shall be final, binding and conclusive upon the holders of ChartOne Shares; and the Escrow Agent and the Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the holders of ChartOne Shares.

7.12 Related Documents.

7.12.1 Mutual Transition Services Agreement and Transition Intellectual Property Cross License Agreement. At Closing, the Company and eWebHealthCo shall enter into a Mutual Transition Services Agreement and a Transition Intellectual Property Cross License Agreement in the forms set forth as Exhibits B and C hereto (“Mutual Transition Services Agreement” and “Transition Intellectual Property Cross License Agreement”, respectively), providing for the provision of services between the Company and eWebHealthCo for the period provided therein.

7.12.2 eWebHealth Non-Compete and Non-Solicitation Agreement. At Closing, eWebHealthCo shall enter into a non-compete and non-solicitation agreement in the form attached hereto as Exhibit D (the “eWebHealth Non-Compete and Non-Solicitation Agreement”).

7.12.3 eWebHealth License Agreement. At Closing, the Company and eWebHealthCo shall have entered into a license agreement in the form attached hereto as Exhibit E (the “eWebHealth License Agreement”), granting to eWebHealthCo a non-exclusive, perpetual, royalty free license to use the eWebRelease Software in eWebHealthCo’s business and to create and own derivative works thereto and thereof. The eWebHealth License Agreement shall provide that eWebHealthCo may license, sell, market and distribute the eWebRelease Software and derivative works thereto and thereof, subject to the provisions of the eWebHealth Non-Compete and Non-Solicitation Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the following conditions, which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law.

8.1.1 ChartOne Stockholder Approval; Amendment to Certificate of Incorporation. This Agreement and the transactions contemplated hereby shall have been duly approved or ratified in the manner described in Section 7.1.1. The Amendment to the Certificate of Incorporation in the form of Exhibit 7.1.1(a) to this Agreement shall have been duly approved by the Stockholders and become effective prior to the Effective Time.

8.1.2 Anti-Trust Approval. All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated and, with respect to any necessary pre-merger filings with any other Governmental Authority, any necessary filings shall have been made and approvals obtained, or waiting periods expired, as applicable pursuant to Section 7.2.

8.1.3 No Law or Order Preventing Merger. There shall not be any provision of Law or Order restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement (including the Merger) nor any Proceeding before any Governmental Entity pending which may be resolved in a manner which would prevent the performance of this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded (in each case, including the Merger).

8.2 Conditions to Obligations of the Parent and Merger Sub. Notwithstanding any other provision of this Agreement, the respective obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law.

8.2.1 Representations and Warranties True. The representations and warranties of ChartOne contained in Article 4 shall have been true in all respects (disregarding for purposes of this Section 8.2.1 all ChartOne Material Adverse Effect and other materiality qualifications therein) as of the date hereof and as of the Effective Time as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date); provided that this condition shall be deemed to have been met if and to the extent that the facts or circumstances constituting such failure of the representations and warranties of ChartOne to be true in all respects on and as of such dates (disregarding for purposes of this Section 8.2.1 all ChartOne Material Adverse Effect and other materiality qualifications therein) are based on facts or circumstances that do not, individually or in the aggregate, constitute a ChartOne Material Adverse Effect.

8.2.2 Performance. ChartOne, the Stockholder Representative and the Stockholders shall have performed or complied in all material respects with all agreements and conditions contained herein or required to be performed or complied with by them prior to or at the time of Closing.

8.2.3 Officer’s Certificate. ChartOne shall have delivered to the Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer of ChartOne, certifying as to the fulfillment of the conditions specified in Sections 8.2.1, 8.2.2 and 8.2.10.

8.2.4 Escrow Agreement; Disbursement Agreement. ChartOne, the Escrow Agent and the Stockholder Representative shall have executed and delivered the Escrow Agreement and ChartOne, the Disbursing Bank and the Stockholder Representative shall have executed and delivered the Disbursement Agreement.

8.2.5 Stockholder Adoption of the Merger. The Stockholders shall have duly approved and adopted this Agreement pursuant to the Written Consent in accordance with Delaware Law and the Certificate of Incorporation.

8.2.6 eWebHealth Distribution. ChartOne shall have assigned and transferred the eWebHealth Assets to eWebHealthCo and eWebHealthCo shall have assumed the eWebHealth Liabilities as set forth in the Assignment and Assumption Agreement attached hereto as Exhibit F (the “eWebHealth Assignment Agreement”) and as shown on the Unaudited ROI Financial Statements on or before the Effective Time (the “eWebHealth Distribution”).

8.2.7 Approvals and Consents. All necessary corporate and Governmental Authority approvals, Permits and licenses (if any) and ChartOne Required Consents (if any) shall have been received, and shall be in full force and effect.

8.2.8 Discharge of Liens. All material Liens and encumbrances on the stock and assets of ChartOne (other than any Permitted Liens) shall have been discharged.

8.2.9 Satisfaction of Conditions to Debt Financing. All conditions precedent to the funding of the Debt Financing contained in the Debt Financing Commitments shall have been satisfied.

8.2.10 No ChartOne Material Adverse Effect. There shall have been no change, event or development that, taken alone or together with all other changes, events or developments, has resulted in a ChartOne Material Adverse Effect.

8.2.11 Books and Ledgers. ChartOne shall have delivered to Parent all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of ChartOne and its Subsidiaries, if not already located on the premises of ChartOne or its Subsidiaries.

8.2.12 FIRPTA. ChartOne shall have delivered to Parent a certificate stating that ChartOne is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

8.2.13 Organizational Documents. ChartOne shall have provided to Parent (i) a copy of the certificate of incorporation or formation (as applicable) of ChartOne and each of its Subsidiaries, certified by the Secretary of State of Delaware, (ii) a copy of the by-laws or limited liability company operating agreement (as applicable) of ChartOne and each of its Subsidiaries, with all amendments thereto, as in effect on the Closing Date and (iii) a certificate of good standing from Delaware and each other jurisdiction in which ChartOne or such Subsidiary is duly qualified to transact business, in the case of clauses (i) and (iii), dated within ten days of the Closing Date.

8.2.14 Payoff Letters. ChartOne shall have delivered to Parent customary payoff letters with respect to all Funded Debt in form and substance reasonably satisfactory to Parent’s lenders (each, a “Payoff Letter”).

8.2.15 Resignation. The Company shall have delivered to Parent resignations from each director of ChartOne and its Subsidiaries and each officer of ChartOne and its Subsidiaries reasonably requested by Parent prior to the Closing.

8.3 Conditions to Obligations of ChartOne. The obligations of ChartOne to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by ChartOne to the extent permitted by applicable law.

8.3.1 Representation and Warranties True. The representations and warranties of the Parent and Merger Sub contained in Article 5 shall have been true in all respects (disregarding for purposes of this Section 8.3.1 all Parent Material Adverse Effect and other materiality qualifications therein) as of the date hereof and as of the Effective Time as if made on such date (except to the extent they relate to the date of this Agreement or any other particular date); provided, that this condition shall be deemed to have been met if and to the extent that the facts or circumstances constituting such failure of the representations and warranties of the Parent and Merger Sub to be true in all respects on and as of such dates (disregarding for purposes of this Section 8.3.1 all Parent Material Adverse Effect and other materiality qualifications therein) are based on facts or circumstances that do not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

8.3.2 Performance. The Parent and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each of them prior to or at the time of the Closing.

8.3.3 Compliance Certificate. The Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an appropriate officer of the Parent and the Chief Executive Officer of Merger Sub, respectively, certifying as to the fulfillment by each entity of the conditions specified in Sections 8.3.1 and 8.3.2.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated prior to the Effective Time only as follows:

9.1.1 Mutual Consent. By mutual consent of the Parent and ChartOne, notwithstanding any prior Stockholder approval obtained by either Merger Sub or ChartOne;

9.1.2 End Date. By either the Parent or ChartOne at any time after October 31, 2008 (the “End Date”) if the Merger shall not have been consummated on or before the End Date; provided, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of satisfaction of a condition or conditions to the party’s obligation to effect the Merger on or before such date and such action or failure to act constitutes a material breach of this Agreement;

9.1.3 HSR Approval. By either the Parent or ChartOne if all applicable filings under the HSR Act and all necessary pre-merger filings with any other Governmental Authority shall not have been made on or before 6 p.m. on the 10th Business Day after the date of this Agreement and any such delay with respect to joint filings of the parties was not caused by the party seeking to terminate this Agreement pursuant to this Section 9.1.3; provided, that the termination rights in this Section 9.1.3 shall expire at 6 p.m. on the 10th Business Day after the date of this Agreement if not previously exercised;

9.1.4 By ChartOne for Material Breach. By ChartOne if Parent or Merger Sub shall have materially breached or failed to perform any of their representations, warranties or agreements set forth in this Agreement other than the breach or failure to perform any of their covenants in Section 7.2, which breach or failure to perform shall permit the Company to terminate this Agreement only on or following the End Date pursuant to Section 9.1.2. and such breach or failure to perform has not been waived in writing and remains uncured fifteen (15) days after notice thereof by ChartOne to the Parent, which breach or failure to perform would result in the failure to satisfy any of the conditions specified in Section 8.3 (provided, that the right to terminate this Agreement under this Section 9.1.4 shall not be available to ChartOne if it is in material breach of any of its representations, warranties or covenants under this Agreement; provided, further, that the foregoing fifteen (15) day cure period shall not apply to any breach by Parent of its obligations to deposit the Merger Consideration with the Disbursing Bank pursuant to Section 3.1.2)

9.1.5 By Parent for Material Breach. By the Parent if ChartOne shall have materially breached or failed to perform any of its representations, warranties or agreements set forth in this Agreement and such breach or failure to perform has not been waived in writing and remains uncured fifteen (15) days after notice thereof by the Parent to ChartOne, which breach or failure to perform would result in the failure to satisfy any of the conditions specified in Section 8.2 (provided, that the right to terminate this Agreement under this Section 9.1.5 shall not be available to the Parent if it is in material breach of its representations, warranties or covenants under this Agreement); and

9.1.6 Adverse Order. By either the Parent or ChartOne upon written notice to the other party if any Governmental Authority of competent jurisdiction shall have issued a final and permanent Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and if any such time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted or if the conditions in Section 8.1 have not been met.

9.1.7 No Stockholder Approval. By the Parent pursuant to Section 7.1.1.

9.2 Effect of Termination.

9.2.1 Termination Under Section 9.1 In the event of termination of this Agreement by either the Parent or ChartOne as provided in Section 9.1, this Agreement shall forthwith become void without any liability on the part of ChartOne, the Parent or Merger Sub or their respective officers or directors, except (i) for the agreements contained in the last sentence of Section 7.3 (Access to Information), this Section 9.2, the Confidentiality Agreement and the provisions of Article 11, each of which shall survive the termination of this Agreement in accordance with their terms and (ii) that nothing contained in this Section 9.2.1 shall relieve any party from liabilities or Damages arising out of any fraud or willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, except that, with respect to any such fraud or willful and material breach, if ChartOne is entitled to and receives a Break Up Fee pursuant to Section 9.2.2 or elects to receive (and receives) a Break Up Fee pursuant to Section 9.2.3, then in each case such Break Up Fee shall be the full, fixed, sole and exclusive damages as provided in Section 9.2.2 and Section 9.2.3 below.

9.2.2 Payment of Break Up Fee Upon Debt Financing Source Failure Termination. Parent shall pay an amount in cash equal to One Million Nine Hundred Thousand Dollars ($1,900,000) in immediately available funds (the “Break Up Fee”) to ChartOne or as directed by ChartOne as promptly as possible (but in any event within one Business Day) following termination of this Agreement if: (x) this Agreement is terminated by the Parent or Company pursuant to Section 9.1.2 at a time when all of the conditions precedent set forth in Section 8.1 or Section 8.2 have been fulfilled (except for (A) any such condition that (i) by its nature is to be satisfied by actions to be taken at the Closing by the Company or the Stockholder

Representative if such party would be, at the time of such termination, prepared to and able to take such actions, (ii) remains unsatisfied as a result of Parent’s breach of any covenant or agreement set forth in this Agreement or (iii) is unsatisfied as a result of a breach or inaccuracy of a representation or warranty made by Parent in this Agreement) or (B) Section 8.2.9 if and solely to the extent that the failure of such condition to be satisfied is the result Parent’s failure to satisfy any or all of the following conditions contained in the Debt Financing Commitments under the following circumstances: (1) any condition set forth in a Debt Financing Commitment that expressly requires Parent to meet a minimum EBITDA requirement if ChartOne shall have achieved at least $11,400,000 of EBITDA for the 12-consecutive month period ended as of the last day of the most recently ended month for which financial statements are required to be delivered pursuant to Section 7.3.4(b) (to be calculated using consistent reporting methodology with previously provided monthly financial statements), (2) the condition set forth in paragraph 4 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to information provided to the lenders thereunder by, on behalf of or with respect to ChartOne or the ROI Division), (3) the condition set forth in paragraph 5 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to the failure to deliver financial statements of ChartOne or the ROI Division, (4) the condition set forth in paragraph 10 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof, and (5) any condition set forth in a Debt Financing Commitment that requires the absence of a “material adverse effect” with respect to Parent and its affiliates and without reference to ChartOne or the ROI Division); and (y) a Debt Financing Source Failure (as defined below) has occurred or occurs. If paid pursuant to this Section 9.2.2, any such Break Up Fee shall be in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement. If paid pursuant to this Section 9.2.2, the Breakup Fee shall be as full, fixed and exclusive damages (and not as a penalty) under Law, and neither Parent nor its Affiliates shall have any further liability to any of ChartOne, its Subsidiaries, any Stockholder or to any other Person under this Agreement in the event of a termination of this Agreement under the conditions described in clauses (x) and (y) above (“Debt Financing Source Failure Termination”).

9.2.3 Termination by ChartOne for Intentional Failure to Close. If (x) this Agreement is terminated by the Parent or Company pursuant to Section 9.1.2 at a time when all of the conditions precedent set forth in Section 8.1 or Section 8.2 have been fulfilled (except for (A) any such condition that (i) by its nature is to be satisfied by actions to be taken at the Closing by the Company or the Stockholder Representative if such party would be, at the time of such termination, prepared to and able to take such actions, (ii) remains unsatisfied as a result of Parent’s breach of any covenant or agreement set forth in this Agreement or (iii) is unsatisfied as a result of a breach or inaccuracy of a representation or warranty made by Parent in this Agreement) or (B) Section 8.2.9 if and solely to the extent that the failure of such condition to be satisfied is the result Parent’s failure to satisfy any or all of the following conditions contained in the Debt Financing Commitments under the following circumstances: (1) any condition set forth in a Debt Financing Commitment that expressly requires Parent to meet a minimum EBITDA requirement if ChartOne shall have achieved at least $11,400,000 of EBITDA for the 12-consecutive month period ended as of the last day of the most recently ended month for which financial statements are required to be delivered pursuant to Section 7.3.4(b) (to be calculated using consistent reporting methodology with previously provided monthly financial statements), (2) the condition set forth in paragraph 4 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to information provided to the lenders thereunder by, on behalf of or with respect to ChartOne or the ROI Division), (3) the condition set forth in paragraph 5 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to the failure to deliver financial statements of ChartOne or the ROI Division, (4) the condition set forth in paragraph 10 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof, and (5) any condition set forth in a Debt Financing Commitment that requires the absence of a “material adverse effect” with respect to Parent and its affiliates and without reference to ChartOne or the ROI Division); and (y) and an Intentional Failure to Close (as defined below) has occurred, then ChartOne, in its sole discretion, may irrevocably elect (such election the “Damages Waiver Election”) to (I) receive the Breakup Fee as full, fixed and exclusive damages (which Break Up Fee, in such event, shall be paid by Parent at the time of such termination or notice of such election), (II) seek to recover from Parent the actual amount of damages to which ChartOne may be entitled, or (III) seek specific performance of the Parent and Merger Sub to consummate the transactions contemplated under this Agreement. If paid pursuant to this Section 9.2.3, any such Break Up Fee shall be in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement. If paid pursuant to this Section 9.2.3, the Breakup Fee shall be as full, fixed, sole and exclusive damages (and not as a penalty) under Law, and neither Parent nor its Affiliates shall have any further liability to any of ChartOne, its Subsidiaries, any Stockholder or to any other Person under this Agreement for a Debt Financing Source Failure Termination.

9.2.4 Definition of Debt Financing Source Failure. As used herein, the term “Debt Financing Source Failure” means a failure or refusal by the financing source under the Debt Financing Commitments or any replacement thereof to fund the amounts contemplated to be funded under the Debt Financing Commitments or any replacement thereof on or before the End Date (including any termination, purported termination or expiration of the Debt Financing Commitments or any replacement thereof).

9.2.5 Definition of Intentional Failure to Close. As used herein, the term “Intentional Failure to Close” means that each of the following statements is true: (i) all of the conditions precedent set forth in Section 8.1 or Section 8.2 have been fulfilled (except for (A) any condition that (i) by its nature is to be satisfied by action taken at the Closing, provided in the case where the Company or the Stockholder Representative are the parties required to take such action, that such parties have demonstrated that they are ready, willing and able to do so, (ii) remains unsatisfied as a result of Parent’s intentional breach of its obligations contained in Section 7.2 or Section 3.1.2 or (iii) is unsatisfied as a result of an intentional breach or inaccuracy of a representation or warranty made by Parent in this Agreement), or (B) Section 8.2.9 if and solely to the extent that the failure of such condition to be satisfied is the result Parent’s failure to satisfy any or all of the following conditions contained in the Debt Financing Commitments under the following circumstances: (1) any condition set forth in a Debt

Financing Commitment that expressly requires Parent to meet a minimum EBITDA requirement if ChartOne shall have achieved at least $11,400,000 of EBITDA for the 12-consecutive month period ended as of the last day of the most recently ended month for which financial statements are required to be delivered pursuant to Section 7.3.4(b) (to be calculated using consistent reporting methodology with previously provided monthly financial statements), (2) the condition set forth in paragraph 4 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to information provided to the lenders thereunder by, on behalf of or with respect to ChartOne or the ROI Division), (3) the condition set forth in paragraph 5 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof if the failure of such condition to be satisfied does not relate to the failure to deliver financial statements of ChartOne or the ROI Division, (4) the condition set forth in paragraph 10 of Annex II of the mezzanine Debt Financing Commitment as in effect on the date hereof, and (5) any condition set forth in a Debt Financing Commitment that requires the absence of a “material adverse effect” with respect to Parent and its affiliates and without reference to ChartOne or the ROI Division); and (ii) a Debt Financing Source Failure has not occurred and is not then continuing. The parties agree that for purposes of this Section 9.2.5, Parent’s failure to satisfy any conditions contained in a Debt Financing Commitment that is described in clause (2), (3) or (4) of this Section 9.2.5 (under the circumstances described in such clauses) shall be deemed to be an intentional breach of Parent’s obligations contained in Section 7.2.1.

9.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the Stockholders and the stockholder of Merger Sub, but, after such approvals, no amendment shall be made which changes the Merger Consideration or which in any way materially adversely affects the rights of the stockholders of either ChartOne or Merger Sub without the further approval of the adversely affected stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to an action taken by their respective boards of directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto and any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. All representations and warranties made by the Parent or ChartOne herein or in a certificate delivered with respect thereto pursuant to Sections 8.2 or 8.3 shall survive the Closing Date until the first anniversary of the Closing Date (the “Termination Date”)

and the covenants or agreements contained in Article 7 shall survive in accordance with its terms (such date, a “Covenant Termination Date”); provided, that the written assertion of any claim for indemnification pursuant to Sections 10.2, 10.3 or 10.4 prior to the Termination Date (in the case of an alleged breach of a representation, warranty or related certification) or the applicable Covenant Termination Date (in the case of an alleged breach of covenant) shall extend the Termination Date or such Covenant Termination Date, as applicable, with respect to such claim through the date such claim is finally adjudicated and not subject to further appeal.

10.2 Indemnification by the Parent. From and after the Closing, the Parent shall indemnify and hold harmless the Stockholders from and against and shall reimburse the Stockholders with respect to any and all Damages incurred by the Stockholders by reason of or arising out of or in connection with: (i) the breach or inaccuracy of any representation or warranty of the Parent or Merger Sub contained in this Agreement or in any certification with respect thereto delivered pursuant to Section 8.3.3; or (ii) the failure of the Parent to perform any agreement or covenant required by this Agreement to be performed by the Parent or, after the Closing, the failure of the Surviving Corporation to perform any agreement or covenant required by this Agreement to be performed by the Surviving Corporation (collectively, the “Stockholder Indemnifiable Damages”). The Parent’s indemnity obligations shall survive the Closing and shall terminate in all respects on (a) the Termination Date as to claims made pursuant to Section 10.2(i) and (b) the applicable Covenant Termination Date as to claims made pursuant to Section 10.2(ii) with respect to any covenant, in each case except to the extent that notice has been delivered by the Stockholder Representative in accordance with this Agreement prior to such date, in which case such indemnity obligations shall continue until such matters have been resolved by agreement of the parties or by a final adjudication of such matters, not subject to further appeal, by a Governmental Authority with jurisdiction over such matters.

10.3 Indemnification by the Stockholders. From and after the Closing and subject to the terms of this Agreement including, without limitation, the limitations set forth in Section 10.4.4, the Stockholders shall indemnify and hold harmless Parent, the Surviving Corporation and their respective Affiliates, on the basis described in Section 10.4.5(a), from and against and shall reimburse such Persons with respect to any and all Damages incurred by Parent or the Surviving Corporation by reason of or arising out of or in connection with: (i) the breach by ChartOne of any representation or warranty of ChartOne contained in this Agreement or any certification with respect thereto delivered pursuant to Section 8.2.3; (ii) the failure of ChartOne to perform any agreement or covenant required by this Agreement to be performed by ChartOne from the Closing Date through the Termination Date; (iii) any Taxes due for periods prior to the Closing; (iv) any Transaction Expenses or Indebtedness not taken into account in the determination of the Final Merger Consideration pursuant to Section 3.4 and (v) any of the matters described on Section 10.3 of the ChartOne Disclosure Schedule (subject to any limitations or conditions described therein) (collectively, the “Parent Indemnifiable Damages”). The Stockholder’s indemnity obligations shall survive the Closing and shall terminate in all respects on the earlier of (x) the Termination Date in each case, except to the extent that notice has been delivered by Parent in accordance with this Agreement prior to such date, in which case such indemnity obligations shall continue until such matters have been resolved by agreement of the parties or by a final adjudication of such matters, not subject to further appeal, by a Governmental Authority with jurisdiction over such matters and (y) the date on which the entire remaining Escrow Amount in the Escrow Fund has been disbursed.

10.4 General; Limitations upon Indemnification. The indemnification rights of the Parent and the Surviving Corporation, on the one hand, and the Stockholders, on the other hand, shall be subject to the following limitations:

10.4.1 No Duplicative Recovery. The terms “Parent Indemnifiable Damages”, “Stockholder Indemnifiable Damages” and “Indemnifiable Damages” (collectively, “Indemnifiable Damages”) mean and include any and all Damages, but shall in no event include Damages to the extent specifically included in the determination of the Final Merger Consideration pursuant to Section 3.4.

10.4.2 Reduction for Third-Party Payments. In computing Indemnifiable Damages, the amount thereof shall be reduced to take into account any cash amounts actually received by the Indemnitee from third persons in respect of such Damages (including without limitation, insurance proceeds) net of all costs incurred by the Indemnitee in obtaining such amounts, but without delaying payment of Damages by the Indemnitor; provided, however, that if the Indemnitee is reimbursed by the Indemnitor for any Indemnifiable Damages and subsequently receives any amounts from third persons (including without limitation insurance proceeds) with respect to such Indemnifiable Damages, then the Indemnitee shall return to the Indemnitor or the Indemnity Escrow Fund, as the case may be, an amount equal to the amount received from such third persons (after deducting therefrom the full amount of the expenses incurred by such Indemnitee in procuring such recovery); provided further, that if such recovery from the Indemnitor was only a partial recovery, then such sums received from third parties shall be paid over to the Indemnitor only to the extent necessary to avoid a recovery above the full amount of Indemnifiable Damages incurred.

The Stockholders shall have no obligation to indemnify or hold harmless any person pursuant hereto for consequential damages, punitive damages or lost profits unless payable to a third party.

10.4.3 Materiality. For purposes of determining whether there has been a breach of any representation or warranty contained herein (excluding Sections 4.5, 4.6 and 4.19) or any certification with respect thereto delivered pursuant to Section 8.2 or 8.3, the amount of any related Damages shall be considered without regard and without giving effect to any qualification regarding materiality, Company Material Adverse Effect, Parent Material Adverse Effect or similar qualification (as if such standard or qualification were deleted from such representation, warranty or certification).

10.4.4 Deductible. No Indemnitee shall be entitled to recovery with respect to Indemnifiable Damages sought under clause (i) of Section 10.2 or clause (i) of Section 10.3 until such time as the aggregate Indemnifiable Damages for which the Indemnitee is otherwise entitled to indemnification for hereunder equals or exceeds one percent (1%) of the Purchase Price (the “Deductible”), at which point, the Indemnitor shall be liable only for the amount by which any such aggregate Indemnifiable Damages exceed the Deductible, provided, however, the Deductible shall not apply to any breach by ChartOne of its representations and warranties under Sections 4.1, 4.2, 4.3, 4.4.1, 4.4.2, 4.4.5, 4.8, 4.12, 4.17 and 4.18.

10.4.5 Cap on Liability; Source of Payment. The liability of the Stockholders under Section 10.3 shall be subject to the following additional limitations:

(a) The liability of each Stockholder with respect to Parent Indemnifiable Damages claimed pursuant to Section 10.3 shall be several (and not joint) based on such Stockholder’s relative Pro Rata Escrow Percentage.

(b) In no event shall the aggregate amount of indemnity required to be paid by the Stockholders pursuant to Section 10.3 exceed the Indemnity Escrow Fund.

(c) Any indemnification obligation of the Stockholders hereunder shall be satisfied solely from the Indemnity Escrow Fund. Other than the Escrow Amount, after the Closing, no Stockholder shall be responsible for any claim against any other Stockholder or the Company.

(d) No Stockholder shall have any indemnification obligation under this Agreement for an aggregate amount greater than such Stockholder’s Pro Rata Escrow Percentage of the Indemnity Escrow Fund.

10.5 Notice of Indemnity Claim.

10.5.1 Claim Notice. Any Person asserting a claim for indemnification under this Article 10 (such Person, an “Indemnitee”) shall give written notice to the other party (the “Indemnitor”) via the Stockholder Representative with respect to any claim asserted by Parent or Surviving Corporation or via the Parent with respect to any claim asserted on behalf of the Stockholders (in each such case, the “Indemnitor’s Representative”) of any claim for Indemnifiable Damages, including in such notice a brief description of the facts upon which such claim or adjustment is based and the amount thereof (the “Claim Notice”) within a reasonable period of time following the date on which the Indemnitee obtains knowledge thereof, provided, that the failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Indemnitee can demonstrate that the Indemnitors have not been prejudiced thereby. The Indemnitee agrees that the Indemnitor’s Representative will have the right to make such investigation of the Indemnitee’s claim as the Indemnitor deems necessary or desirable. The Stockholder Representative shall be the Indemnitor’s Representative as to any claim to be made against the Indemnity Escrow Fund.

10.5.2 Notice of Dispute. If the Indemnitor’s Representative disputes any one or more of the Indemnitee’s claims, within thirty (30) days after receipt of the Claim Notice, the Indemnitor’s Representative shall give written notice to the Indemnitee setting forth with reasonable specificity the reasons for objecting thereto, whereupon the Indemnitee and the Indemnitor’s Representative shall promptly and in good faith attempt to agree upon their respective rights and obligations with respect to each of the disputed claims. If the Indemnitor’s Representative and the Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties and the resolution shall be promptly effected in accordance with this Article 10 and the terms hereof. If no such agreement can be reached after good faith negotiation, either side may bring a claim in accordance with Section 11.7.

10.5.3 Third Party Claims. If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party (a “Third Party Claim”) that, if adversely determined, would entitle the Indemnitee to indemnity hereunder, the Indemnitee shall promptly notify the Indemnitor of the same in writing (“Claim Notice”), specifying the basis of such claim and the facts pertaining thereto and the Indemnitor shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnitee’s claim for indemnification at the Indemnitor’s expense, and at the Indemnitor’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense within 60 days of receipt of the Claim Notice, such lead counsel to be reasonably satisfactory to the Indemnitee. The failure of an Indemnitee to give prompt notice required by this Section shall not affect any of such party’s rights under this Article 10 or otherwise, except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnitor. Notwithstanding any provision contained herein to the contrary, the Indemnitor shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee, if the claim over which the Indemnitor seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim that is reasonably expected to result in liability to the Indemnitee in excess of the result of (A) the then remaining Indemnity Escrow Amount (in the case of a Third Party Claim relating to the representations and warranties) or the Purchase Price (in the case of covenants) as of such date minus (B) the sum of all losses specified in any then unresolved indemnification claims made by the parties hereunder. If the Indemnitor (x) exercises the right to control the defense of any Third Party Claim as provided above, then the Indemnitee shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense or (y) or fails to appoint a lead counsel within 60 days following the receipt of a Claim Notice or fails to defend such Proceeding with reasonable vigor, then after receipt of 20 days’ written notice of such fact by the Indemnitee, then the Indemnitee shall be entitled to employ one legal counsel to assume and control the defense, prosecution, negotiation and, settlement of such Third Party Claim at the expense of the Indemnitor. Similarly, if the Indemnitee controls the defense of any such claim, then the Indemnitor shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense. In the event that either party exercises the right to control the defense of any Third Party Claim as provided above, then the other party shall cooperate with the Indemnitor in such defense. The Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if such settlement or cessation (i) involves the imposition of an injunction or other equitable relief on the Indemnitee, or (ii) does not expressly unconditionally release the Indemnitee from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

10.5.4 Assertion of Claims against Indemnity Escrow Amount. The Indemnity Escrow Amount shall be held by the Escrow Agent subject to the applicable terms of this Agreement and the Escrow Agreement. If the Parent, the Surviving Corporation or any of their Affiliates shall be entitled to be indemnified for Parent Indemnifiable Damages or Section 10.4 Indemnifiable Damages in accordance with this Article 10, the parties hereby agree that after the determination of the amount thereof pursuant to the terms of Section 10.5, the Parent shall be entitled to receive payment from the Indemnity Escrow Fund for all Parent Indemnifiable Damages and, if elected by the Parent, Section 10.4 Indemnifiable Damages. Each payment to which the Parent and the Surviving Corporation is entitled pursuant to this Section 10.5.4 shall be made by the Escrow Agent within five (5) Business Days of receipt of joint instructions from the Parent and the Stockholder Representative or notice of a decision of a court or arbitrator.

10.5.5 Distribution of Indemnity Escrow Amount. Promptly following the Termination Date, Escrow Agent shall notify the Parent and Stockholder Representative of the amount of the Indemnity Escrow Amount, if any, remaining after (i) all amounts owing to the Parent and the Surviving Corporation pursuant to this Article 10 have been satisfied and (ii) a reserve has been made for all indemnification claims that have been timely delivered pursuant to Sections 10.2 or 10.3 or and which have not theretofore been finally resolved. In the event that any such claim which was reserved for on the Termination Date is subsequently resolved for an amount less than such reserve, then the Escrow Agent shall notify the Stockholder Representative of the amount equal to such difference. After reduction and payment of the then outstanding fees and expenses of the Escrow Agent or Accountants, if any, the Escrow Agent shall distribute or cause to be distributed the remaining Indemnity Escrow Amount to the holders of ChartOne Shares in accordance with Section 3.2.

10.5.6 Exclusive Remedy. Except (i) as provided in Section 9.2.1, Section 9.2.2 and Section 9.2.3, (ii) in the case of fraud or intentional misrepresentation, (iii) for injunctive or other equitable relief sought under Section 11.5, and (iv) the adjustment mechanism set forth in Section 3.4, from and after the Closing, the provisions of this Article 10 shall be sole and exclusive rights and remedies of the parties hereto or the Stockholders to seek or obtain damages or any other remedy or relief whatsoever with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

10.5.7 Indemnity Payment. Any indemnity payment under this Agreement by the Stockholders shall be treated as an adjustment to the Purchase Price for U.S. federal income Tax purposes.

ARTICLE 11

GENERAL PROVISIONS

11.1 Expenses. Each party shall bear its own expenses, including the reasonable fees and expenses of any attorneys, accountants, brokers, finders or other agents engaged by it, incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, it being agreed that Parent shall be responsible for paying any filing fees under the HSR Act in connection with the transactions contemplated hereunder.

11.2 Public Announcements. The Parent and ChartOne will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will endeavor in advance to inform the other party regarding the reason and content thereof). To the extent reasonably requested by either party, each party will hereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

11.3 Notices, Etc. All notices or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, return receipt requested, upon delivery if e-mailed (with confirmation that the e-mail was opened) or on the date sent if by facsimile to the party being notified at his or its address set forth below or such other address as the addressee may subsequently notify the other parties of in writing.

If to ChartOne Pre-Closing:	ChartOne Inc. c/o Sally Fleishman 4063 Mount Bross Avenue San Diego, CA 92111 E-mail: sfleishman@ewebhealth.com

with a copy to (which shall not constitute notice):	Day Pitney LLP One International Place Boston, MA 02110 Attn: Thomas C. Chase, Esq. Fax No: 617-345-4745 E-mail: tchase@daypitney.com

If to the Parent, Merger Sub or to the Surviving Corporation:	c/o Thurston Group 875 N. Michigan Avenue, Suite 3640 Chicago, IL 60611 Attn: Patrick J. Haynes, III Fax No.: 312-255-0077 E-mail: pjhaynes@thurstongroup.com

with a copy to (which shall not constitute notice):	ABRY Partners, LLC 111 Huntington Avenue Boston, MA 02199 Attn: Jay Grossman, Erik Brooks and Hilary K. Grove Fax No.: 617-849-7208 E-mail: jgrossman@abry.com, ebrooks@abry.com and hgrove@abry.com.

and

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Attn: Armand A. Delia Monica Fax No.: 212-446-6460 E-mail: adellamonica@kirkland.com or to such other address as such party shall have designated by notice so given to each other party.

11.4 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

11.5 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be, subject to the limitations set forth in Section 9.2.1, Section 9.2.2. and Section 9.2.3, entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

11.6 No Third Party Beneficiaries. Except the Director and Officer Indemnified Parties pursuant to Section 7.6.4, this Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity or entity who or which is not a party hereto.

11.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of ChartOne, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The parties acknowledge that the breach of this Agreement by the parties hereto would cause irreparable damage without an adequate remedy at law. Therefore, each of the Parties shall be entitled to obtain injunctive relief to specifically enforce the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

11.8 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.8.

11.9 Assignment. This Agreement shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns; provided, that except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party. Notwithstanding the foregoing, (i) prior to the Closing, Merger Sub shall have the right to assign its rights and/or delegate its obligations hereunder to any Affiliate that is directly or indirectly wholly owned by Parent and (ii) after the Closing, Surviving Corporation shall have the right to assign its rights and/or delegate its obligations hereunder (A) to any Affiliates, (B) to any financing sources for collateral purposes or (C) to any subsequent purchaser of all or substantially all of the stock or assets of the Parent or the Surviving Corporation.

11.10 Names, Captions, Etc. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (i) the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, (ii) references herein to “Articles” or “Sections” refer to articles or sections of this Agreement, (iii) the word “includes,” “including” and “include” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” and (iv) unless otherwise specified, the settlement of all payments hereunder shall be made in United States dollars.

11.11 Schedules. The schedules referred to in this Agreement shall be the schedules described as such and initialed by the parties prior to execution and delivery of this Agreement.

11.12 Exhibits. The following Exhibits which are attached hereto are hereby incorporated into this Agreement by this reference:

Exhibit	Description

Exhibit A	Financing Commitment Letters

Exhibit B	Mutual Transition Services Agreement

Exhibit C	Transition Intellectual Property Cross License Agreement

Exhibit D	eWebHealth Non-Compete and Non-Solicitation Agreement

Exhibit E	eWebHealth License Agreement

Exhibit F	eWebHealth Assignment Agreement

2.2	Certificate of Merger

2.5	Officers of Surviving Corporation

2.6.1	Calculation of Merger Consideration

7.1.l(a)	Amendment to Certificate of Incorporation

11.13 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement).

11.14 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ChartOne and Merger Sub, ChartOne and Merger Sub will take all such lawful and necessary action. The Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

11.15 Plan of Merger. The identification of the parties in the introductory paragraph and the recital hereto, the portions of this Agreement and the Exhibits hereto that set forth the terms and conditions of the Merger and the manner and basis of converting the shares of ChartOne into cash constitute the plan of merger required under Section 251 of the Delaware Business Corporation Code Under Delaware Law (the “Plan of Merger”), any of the terms of the Plan of Merger may be made dependent upon facts ascertainable outside of the Plan of Merger, provided, that the manner in which such facts shall operate upon the terms of the Merger is clearly and expressly set forth in the Plan of Merger. Accordingly, the Plan of Merger shall not include any disclosure schedule, other schedule or agreement entered into in connection herewith or any portion thereof unless specifically identified as part of the Plan of Merger approved by the board of directors for submission to the Stockholders. Without limitation of the foregoing, any portion of this Agreement, any Exhibit, any Disclosure Schedule or any other schedule hereto or agreement entered into in connection herewith and otherwise part of the Plan of Merger may be redacted by ChartOne, prior to submission to a stockholder vote, as necessary to prevent public disclosure of facts ascertainable outside of the Plan of Merger that (1) ChartOne considers competitively sensitive information of ChartOne, the Parent or the Merger Sub; or (2) that identifies any current or former employee or consultant of ChartOne; provided, that the manner in which such redacted facts shall operate upon the terms of the Merger is clearly and expressly set forth in the unredacted portions of such documents.

11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all of the parties hereto.

11.17 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

HEALTHPORT TECHNOLOGIES, LLC

By:	/s/ Gerald L. Hansberger
Name: Gerald L. Hansberger
Title: Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

HEALTHPORT TECHNOLOGIES, LLC

By:	/s/ Gerald L. Hansberger
Name: Gerald L. Hansberger
Title: Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

CHARTONE ACQUISITION CORP.

By:	/s/ Gerald L. Hansberger
Name: Gerald L. Hansberger
Title: Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

CHARTONE, INC.

By:	/s/ Brian Cahill
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]